Cultivating Performance, Delivering Value

Agrium Strategy and Agrium Retail “Deep Dive”

January 28, 2013

Disclaimer

Currency of Presentation

All dollar amounts in this presentation refer to U.S. dollars except where otherwise stated.

Forward-looking Statements Advisory

Certain statements and other information included in this presentation constitute “forward-looking information” or “financial outlook” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this presentation other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations, estimates and analysis with respect to: business and financial prospects and other plans, strategies, objectives, expectations and capital allocation priorities; growth potential and opportunities, including with respect to Agrium’s seed business and proprietary products; continuous improvements in our operations and related targets; our incentive system; Retail network optimization and store closures; our integrated strategy and capabilities with respect to stable cash flow, preserving and growing shareholder value, pursuing accretive growth opportunities and returning capital to shareholders including our intentions with respect to dividends and share repurchases; our acquisitions and acquisition strategy and the returns and synergies to be derived therefrom; the acquisition of the majority of the Agri-products business of Viterra Inc. (“Viterra”) including with respect to purchase price, purchase price multiple and working capital, earnings, synergies, integration costs, anticipated timing of regulatory approvals, value creation including in respect of our anticipated 2012 earnings from continuing operations before finance costs, income taxes, depreciation and amortization (“EBITDA”), contribution to EBITDA growth and 2015 Retail EBITDA targets and new market entrance opportunities; the feasibility, value and impact of a two- or three-way break-up of Agrium on our Retail and Wholesale business units including with respect to potential value destruction; our intention not to pursue a break-up of Agrium at this time; our expansion projects, including our Project VAULT potash expansion project, and our ability to sell incremental production from Project VAULT, and brownfield production expansions, and their impact, synergies from integration and potential for value creation; our 2015 financial and operational targets, the value that will be delivered as a result of delivery on such targets and management’s views on how such targets may be obtained; Agrium’s estimated 2012 EBITDA; Agrium’s estimated 2013 EBITDA and related segment allocations and EBITDA multiple; the effects of Agrium’s 2012 tuck-in program including projected EBITDA and 2012 EBITDA pre-synergy multiple; the impact of Loveland products on new acquisitions; and Agrium’s focus on expense management and its potential for improvement during the next few years. The purpose of the financial outlook included in this presentation is to assist investors in understanding our expected financial results and this information may not be appropriate for other purposes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.

All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and investors should not place an undue reliance on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements include, among other things: Agrium’s ability to successfully integrate and realize the anticipated benefits of its already completed and future acquisitions, including the proposed acquisition of the Agri-products business of Viterra; that we will receive regulatory approval of our acquisition of the Viterra Agri-products business as presently contemplated and in a timely manner; the assumption that future business, regulatory and industry conditions will be within normal parameters, including with respect to prices, margins, product availability and supplier agreements; the completion of projects on schedule, as planned and on budget; assumptions respecting Agrium’s potash reserves; assumptions with respect to U.S. and global economic conditions; our ability to access our credit facilities or capital markets for additional sources of financing; an anticipated consolidated income tax rate of approximately 29 percent for the fourth quarter of 2012, the exclusion of the effects in the fourth quarter of 2012 of share based payments, gains or losses on hedge positions and non-recurring non-operating gains.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions; weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax, anti-trust and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; changes in the development plans for our major capital expansion and improvement projects including the potential for higher costs, delays, issues with counterparties, risks associated with technology or inflationary pressure; fluctuations in foreign exchange and tax rates; a deterioration in the state of the capital markets or a negative bias towards Agrium or its industry by market participants; gas prices and gas availability; operating risks associated with investment in foreign jurisdictions; reliability of performance of existing capital assets; changes in margins and/or levels of supplier rebates; political risks associated with our interests in the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility in Egypt, the Argentine Profertil nitrogen facilities and other facilities; environmental, health, safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and fertilizer supply chain; risks related to our proposed business acquisitions including risks related to our ability to close such acquisitions as anticipated and to integrate and achieve synergies from any assets we may acquire within the time or at the performance level expected. Specifically, there are risks associated with the proposed acquisition of the majority of the Agri-products business of Viterra, and the proposed transaction whereby Viterra’s 34 percent interest in the Medicine Hat Nitrogen Facility is acquired by CF Industries Holdings, Inc. (“CF”), including: completion of the acquisition of the assets proposed to be purchased by Agrium and the sale of the Nitrogen Facility interest to CF, as well as the timing thereof, the receipt of the necessary regulatory clearances in respect of the assets proposed to be purchased by Agrium and CF and the satisfaction of other conditions precedent to closing, and potential liabilities associated with the assets proposed to be assumed by Agrium, which may not be known to Agrium at this time. The intention to increase Agrium’s dividend in the future and ultimate decision to do so, as well as the timing of any such increase, is subject to corporate requirements being met as well as business and market fundamentals remaining positive. Additional information and other risk factors respecting the business and operations of Agrium are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

IFRS Advisory

Historical financial information relating to Agrium for periods beginning on or after January 1, 2010 presented and discussed in this presentation is prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. All financial information relating to Agrium for periods prior to 2010 is prepared in accordance with previous Canadian generally accepted accounting principles in place prior to the adoption of IFRS. For more information about Agrium’s conversion to IFRS, please see note 30 of the Notes to the Consolidated Financial Statements as at and for the year ended December 31, 2011 available under Agrium’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Non-IFRS Financial Measures Advisory

We consider EBITDA to be a useful measure of performance because income tax jurisdictions and business units are not synonymous and we believe that allocation of income tax charges distorts the comparability of historical performance for the different business units. Similarly, financing and related interest charges cannot be allocated to all business units on a basis that is meaningful for comparison with other companies.

EBITDA is not a recognized measure under IFRS and our method of calculation may not be comparable to that of other companies. Similarly, EBITDA should not be used as an alternative to net earnings from continuing operations as determined in accordance with IFRS. Please refer to page 42 of Agrium’s 2011 Annual Report under the heading “Non-IFRS Financial Measures” for a reconciliation of EBITDA to consolidated net earnings from continuing operations for 2011 and 2010 and see also page 11 of Agrium’s report for the nine months ended September 30, 2012 under the heading “Non-IFRS Financial Measures” for a reconciliation of EBITDA to consolidated net earnings from continuing operations for the nine months ended September 30, 2012 and 2011. For years prior to this, please refer to the applicable annual report for the reconciliation of EBIT/EBITDA to net earnings. This presentation also provides ratios and balances that are not recognized measures under IFRS and our method of calculation may not be comparable to that of other companies.

JANA Gets an F For Its “5 Cs”

JANA recently repackaged its flawed ideas into its so-called “5 Cs”

Clearly Wrong on Conglomerate Structure

Agrium is a highly focused, integrated agricultural inputs company, not a conglomerate

Since we initiated our integrated strategy in 2005, Agrium shares have generated a return of over 480%

JANA’s agenda has been to break up Agrium into 2 or 3 pieces in an effort to see the pieces sold

A break-up would destroy rather than create value for shareholders

Retail is worth more as a part of Agrium and receives a multiple over 9x within Agrium

3

•	JANA has been peddling its flawed analysis since early June. In yet another attempt to gain traction with shareholders, on January 23, JANA repackaged its flawed ideas into its so-called “5 Cs”

JANA Gets an F For Its “5 Cs” (continued)

Contrary to the Facts on Capital Allocation

JANA had nothing to do with Agrium’s return of capital

Agrium, not JANA, skillfully structured its acquisition of Viterra, allowing Agrium to return C$900 million of excess proceeds directly to shareholders through a buyback at C$103

Viterra was an opportunity that Agrium was uniquely positioned to capitalize on because of its integrated strategy

Agrium began increasing its dividend in 2011 in step with its record growth in earnings and cash flow and its previously stated strategy. JANA had nothing to do with our record earnings and cash flow

Agrium will continue to grow its dividend and return excess capital to shareholders

Agrium has acquired $4.5Bn of Retail assets at an average multiple of 7.2x including announced synergies, well below the 9x multiple Agrium is receiving for Retail in its stock today

Acquisition multiple declines to less than 6x including the actual synergies achieved

JANA Gets an F For Its “5 Cs” (continued)

Confused on Costs

In 1H 2012, before JANA, an independent global consultancy concluded that Agrium’s G&A costs were in or near best quartile in all areas

Retail’s expense ratio of 72% is in line with the median public distribution company

Expense ratio has continued to decline as we reduce the cost structure of acquired companies, focus on continuous improvement, and leverage our operating network to capture synergies

JANA’s unspecified proposed SG&A cuts would require elimination of more than half of our Corporate SG&A, which makes no sense

5

JANA Gets an F For Its “5 Cs” (continued)

Careless with Facts on Controls

Agrium’s working capital levels are lower than UAP’s were and our margins are 300bps higher even though UAP’s product mix (less fertilizer) required less working capital investment

If we ran Retail on the same basis as UAP in 2007, it would destroy over $2.5Bn of shareholder value

Our entire management team has a portion of compensation tied to management of working capital

In its misguided “outside-in” assessment of Retail’s facilities, JANA proposed massive store closures based on naive “back-of-the-envelope calculations” which fail to consider important factors such as the number and location of facilities owned by our competitors, the density of markets and needs of growers

Agrium has proactively closed 255 carefully selected stores, including 20% of its U.S. facilities

Retail’s state-of-the-art systems provide visibility down to single store level, allowing Agrium to make the right operating and closure decisions

Retail has an outstanding management team and has retained the best people from its acquisitions

Retail provided supplemental performance metrics last year and its disclosure is now best-of-breed

6

JANA Gets an F For Its “5 Cs” (continued)

Cavalier on Corporate Governance

After failing to obtain support for a break up and its other flawed ideas, JANA is now attacking the competency of our Board and management and asking: “Why not add 1 or 2 of our guys to the Board?”

“Why not?” — Because this Board has done an extraordinary job. Since initiating its integrated strategy in 2005, Agrium has delivered a return to shareholders of over 480%

“Why not?” — Because Retail is operating extremely well, has created tremendous value and remains committed to continuous improvement

“Why not?” — Because JANA’s real agenda has been to break up Agrium into 2 or 3 pieces in an effort to see the pieces sold – this and its other ideas have always been flawed and wrong

“Why not?” — Because first class, strong performing companies do not put people on the Board who are part of a flawed strategy

“Why would we?”

7

Agenda

Topic Speaker

Agrium’s Outlook Chuck Magro, COO Steve Dyer, CFO

Agrium’s Strategy Mike Wilson, CEO

Agrium Retail Richard Gearheard, President, Retail Tom Warner, Vice President, Distribution Dave Tretter, Vice President, Procurement Jeff Tarsi, Senior Director, Retail Strategy Tony Engel, Vice President, Finance

Review of JANA’s Ideas Mike Wilson, CEO

Agrium’s Integrated Strategy Delivers Exceptional Value

Mike Wilson, CEO

History of Excellence: Agrium Then and Now

2003

Primarily a NA Nitrogen Producer:

$1.6 billion in nutrient sales

Smaller Retail Business:

Revenue $1 billion

224 locations

EBITDA: $400 million

Market Cap(1): $2.1 billion

Stock Price(1): $16.46

Dividend yield(1): 0.6%

Now

Leading Global Producer of Nutrients:

$5.6 billion in nutrient sales (2011)

Premier Global Ag Retailer:

Revenue $10.3 billion (2011)

1,250 locations

EBITDA: $2.7 billion (2011)

Market Cap(2): $17.1 billion

Stock Price(2): $114.63

Dividend yield(2): 1.7%

1. Agrium Stock Price at December 31, 2003

2. Agrium Stock Price at January 25, 2013

•

10 years ago, Agrium was primarily a mid-sized North American wholesale nitrogen producer with a small Retail business. We had to decide whether we were going to stay in Retail or exit. We saw a real opportunity to build scale in the North American ag retail space. Retail was a profitable business that had synergies with our Wholesale business and provided stability in cash flow and growth benefits. We decided to stay in Retail and we commenced our consolidation of North American retail with the acquisition of Royster-Clark in late 2005. It has been a tremendously successful strategy

•	While adding to the stability of our business, we have grown the business more than 6 times (EBITDA basis) since 2003 while delivering superior shareholder returns

•	Our success has been led and driven by our current Board and management team

•	We are paying an attractive dividend, which we will continue to grow while we pursue accretive growth opportunities

Integrated Strategy Benefits All of Agrium

Benefits to Wholesale

Access to North American downstream

sales channel for increased potash

production

Ability to maximize operating rates of

production assets through offtake

arrangements with Retail

Optimization of storage and distribution

assets

Local/regional grower market intelligence to

assess local supply/demand fundamentals

Benefits to Retail

Global commodity market intelligence

Access to product from Wholesale during

periods of short supply

Ability to share and optimize storage and

distribution assets

Ability to target acquisition opportunities

with production and/or bulk distribution

components

Additional Benefits to Agrium

Agrium is better able to compete in a highly competitive marketplace

Centralized corporate functions and centralized IT functions are leveraged Agrium-wide Stronger credit profile provides market access assurance and lower borrowing costs through the cycle

Value Creation Through Successful Acquisition Strategy

Agrium Retail’s M&A strategy has been highly successful, with an average purchase multiple of 7.2x (announced synergies), generating returns in excess of our cost of capital Royster-Clark:

Less than 5.1x multiple

Doubled EBITDA within 18 months

Asset base acquired was 30% Wholesale, 70% Retail

Wholesale business was able to utilize Royster’s terminal assets UAP:

Less than 8.3x multiple

Achieved significant synergies and EBITDA margin improvement

Acquired Loveland Products, which we have since rolled out to all subsequent acquisitions

Shared storage assets Viterra:

An opportunity that Agrium was uniquely positioned to capitalize on because of its integrated strategy

Expected multiple of less than 6x

Royster-Clark

•	Acquired Retail operations and their Wholesale Nitrogen, Phosphate, and Potash (NPK) and distribution assets

•	Synergies achieved: In excess of $45 million

UAP

•	Leveraged strengths of both businesses, particularly proprietary crop protection, captured all synergies and significantly increased UAP’s EBITDA margins

•	Loveland – which was acquired through UAP acquisition has delivered and will continue to deliver synergies on almost every single Retail acquisition

•	We optimized storage assets between Retail and Wholesale, realizing additional synergies

Viterra

•	Approached by Glencore to acquire Retail and Wholesale assets

•	Expect to receive excellent value for sale of Medicine Hat minority interest

•	Expect to acquire high-quality Retail assets at an extremely attractive price – 5.8x multiple (pre-synergies)

Financial Strength and Strategic Flexibility

Agrium’s cash flow is countercyclical relative to earnings and fertilizer peers

Agrium generated significant cash flow in 2009, countercyclical to our earnings and fertilizer peers’ cash flow and earnings, from the release of working capital in Retail

Our integrated strategy is credit enhancing

Separation of Retail would result in negative credit and financing implications for the respective businesses

Separated businesses in aggregate would need to carry incremental liquidity compared to Agrium today

Agrium has estimated that separating the businesses would reduce financial capacity by approximately $750 million

Both businesses are unlikely to maintain Agrium’s Baa2 / BBB rating upon separation, which would result in higher financing costs on replacement and future financings

Rating agencies recognize the benefits of this, resulting in lower borrowing costs, higher financial capacity and greater market access assurance

Agrium’s cash flow is countercyclical relative to earnings and fertilizer peers

•	Agrium generated significant cash flow in 2009, countercyclical to our earnings and fertilizer peers’ cash flow and earnings, from the release of working capital in Retail

Our integrated strategy is credit enhancing

•	Separation of Retail would result in negative credit and financing implications for the respective businesses

•	Separated businesses in aggregate would need to carry incremental liquidity compared to Agrium today

•	Agrium has estimated that separating the businesses would reduce financial capacity by approximately $750 million

•	Both businesses are unlikely to maintain Agrium’s Baa2 / BBB rating upon separation, which would result in higher financing costs on replacement and future financings

–

S&P (March 29, 2012) - “The company’s good diversity, competitive cost structure, stable margins in retail, and history of good cash flow generation…We also view the retail business as a complement to the company’s fertilizer wholesale business”

–

Moody’s (September 21, 2011) - “Agrium’s Baa2 rating reflects the company’s diverse business mix, global retail portfolio, and solid through the cycle credit metrics ...Agrium’s retail business…provides a stable flow of cash”

•	Rating agencies recognize the benefits of this, resulting in lower borrowing costs, higher financial capacity and greater market access assurance

Higher Potash Operating Rates

Integration has supported our ability to achieve a higher potash operating rate over 2008-2011) time (averaging an additional ~312,000 tonnes of production per annum potash We effectively tonnage leverage domestically, NA Retail’s particularly market when position global to operating move additional rates are Wholesale low operating The benefit rate is important and lower during average slower cost market periods, as it helps to raise our

Potash Capacity Utilization

Potash production (tonnes)

2,000,000 1,600,000 1,200,000 800,000 400,000

0

2008 2009 2010 2011 (2008-2011) Average

AGU Production at Peer Operating Rates AGU Excess Production

Source: Agrium; Potash Corp. and Mosaic Company Reports/Filings

•

Our potash operating rate is significantly higher than other Canpotex producers over the past four years (~312,000 tonnes per annum). Approximately 1/3 of the difference (104,000 tonnes) is directly attributable to our integration (based on historic sales proportion from Agrium Wholesale (20% sales) to Agrium Retail during years with strong global demand)

•	This provides benefits to Wholesale, with no negative impact on Retail operations, as sales to Retail are at arms length and market price

•	Total of $750 million in shareholder value resulting from higher potash operating rates

–	50% attributable to existing potash production

–	50% attributable to post-expansion potash volumes

Competitive Advantage from Unparalleled Market Intelligence

Wholesale and Retail combination provides enhanced grower and market intelligence compared to a stand-alone business Retail fertilizer buying decisions are better due to fertilizer supply, demand and pricing intelligence provided by Wholesale Wholesale sales and production decisions are better due to grower intention and grower behavior intelligence provided by Retail

Retail

Constant, direct contact with over 350,000 grower customers across North America, South America and Australia

Bi-weekly meetings to assess / analyze grower and market trends

Improved production, sales and purchasing decisions

Wholesale

One of the world’s largest fertilizer distributors with presence in North America, South America, Europe and Africa

Where We Are Going

Agrium Retail 2015 EBITDA target: $1.3 billion

Sources of growth

Aggressively grow seed business

Loveland/Private label

Tuck-ins to fill in key market areas

Further optimization/leverage of the entire network

Targeted EBITDA Growth to 2015

(% Incremental EBITDA)

Organic Growth (1)

29%

Viterra

Tuck-In Acquisitions

Australia Improvements

34% 29% 8%

1. Organic growth includes efficiency programs

1.	34% of the EBITDA increase to $1.3 billion is expected to come from the Viterra acquisition

2.	Organic growth is comprised of increased seed market share, growth in Loveland proprietary products and optimization / leverage of the Retail network

3.	Improvement in Australia profits makes up the remaining parts of the growth

4.	No new major acquisitions are forecasted

Retail Continuous Improvement

We strive for continuous improvement in our operations

Key focus areas include profitability, operating cost control, working capital management and return on capital

We establish targets for key metrics to measure our progress

Metric 2012 Result(1) 2015 Target

EBITDA margin 8% 10%

Operating Costs to Gross Profit 70% 67%

Working Capital to Revenue 20% 18%

ROCE 9% 13%

ROCE (ex. Goodwill and Intangibles) 17% 22%

1. 9/30/2012 LTM

1.	All 2012 metrics improved versus 2011

2.	The 2015 targets represent further improvement

3.	The 2012 working capital percent of revenues was significantly below 2011

4.	Continuous improvement will be delivered in our metrics, and we set targets to ensure we focus on continuous improvement

5.	EBITDA margin improvement is expected to be driven by growth of seed, Loveland products, the Viterra acquisition and Landmark improvements

6.	Working capital improvement is expected to be driven by continued efficiency as we grow and leverage our network

Agrium Shares Have Outperformed

Total Shareholder Return Through January 25, 2013

Since Initiating Retail Strategy (1)

Rebound From Financial Crisis (2)

Last Twelve Months

Fertilizer Peers

Basic Material Distribution Companies

General Industrial Distribution Companies

Source: Capital IQ

1. Retail consolidation strategy initiated with announcement of acquisition of Royster-Clark on 11/8/2005

2. Since 1/1/2009

3. Basic Material Distribution Companies that were public as of 11/8/2005 and as of 1/1/2009 include Airgas, Beacon Roofing, and Reliance Steel and Aluminum

4. Basic Material Distribution Companies that were public as of 1/26/2012 include Airgas, Beacon Roofing, Brenntag, Metals USA, and Reliance Steel and Aluminum

5. General Industrial Distribution Companies that were public as of all three periods in the above charts include Applied Industrial, Genuine Parts, Grainger, MSC Industrial, Tractor Supply, Watsco, and WESCO

•	During the last twelve months, Agrium shares have outperformed all peers, including CF, as well as the public distribution company composites

•	Shares of Agrium have outperformed the peers, as well as the public distribution company composites, over the near and long term, with the exception of CF

–	As a pure play on North American nitrogen, CF has benefited from a number of factors, in particular, the significant decline in U.S. natural gas prices beginning in 2010

•	Agrium initiated its retail acquisition strategy in North America with the acquisition of Royster-Clark in late 2005 and its shares (including dividends) have appreciated 480% since this time

•	Since the financial crisis caused global equities to bottom in January of 2009, Agrium shares returned 242%, outperforming all peers since this time, except CF

•	We have illustrated performance of the public distribution companies but we do not view them as direct peers for Agrium Retail as none of the public distribution companies are in ag retail

Agrium is Committed to Returning Capital to Shareholders

Agrium’s dividend yield is in line with our peers and distribution companies

Dividend Yield (%) (1)

Watsco Genuine Potash Applied Agrium Brenntag Airgas Mosaic Reliance MSC Grainger Metals Tractor CF WESCO MRC Beacon Intrepid

Parts Corp Industrials Steel and Industrial USA Supply Roofing Potash

Aluminum

General Industrial Distributors / Retail

Basic Material Distributors

Wholesale Peers

•	Our integrated strategy provides stable cash flow that allows us to return meaningful capital to shareholders

•	Agrium’s dividend yield is among the highest for wholesale peers and is tied with Brenntag for fourth among the distribution companies, and exceeds MSC Industrial’s

•

Agrium has increased its dividend nine-fold since December 2011, as we have grown earnings. Agrium skillfully structured its acquisition of Viterra to return C$900 million of excess proceeds directly to shareholders at C$103

–	Increased dividend from $0.23 per share to $2.00 per share

Capital Allocation Policy

Our capital allocation priorities:

1. Preserve shareholder value

Preserve balance sheet strength and investment grade credit ratings

Sustain capital to maintain base business performance

Maintain current dividend

2. Grow shareholder value

Organic and external opportunities at returns in excess of our cost of capital

3. Return excess capital that cannot be reinvested above our cost of capital

Remain disciplined about returning excess capital to shareholders

Continue to increase our dividend as we grow our earnings

Repurchase stock primarily on an opportunistic basis

The World’s Premier

Retail Agri-business

Richard Gearheard

President, Retail

Building Agrium Retail – Major Acquisitions

North America

South America

Australia

Agroservicios Pampeanos (ASP) Crop Production Services (CPS) Western Farm Service (WFS)

Royster-Clark UAP

Landmark

•	In 1997, we expanded into Argentina and turned the market from bag to bulk fertilizer distribution in preparation for the Profertil joint venture

•	In 2005, Agrium Retail was primarily West of the Rockies and in the Corn Belt in North America

•	We saw the opportunity to grow in a very fragmented market

•	In 2006, the acquisition of Royster-Clark filled out our presence in the Eastern Corn Belt/East Coast

•	In 2007, the acquisition of ADM Retail nicely filled out Kansas

•	The acquisition of UAP expanded our reach throughout the South, and expanded our customer base in existing markets with minimal customer overlap (approximately 6,000 customers)

•	In 2010, the acquisition of Landmark made us one of the largest retailers in Australia and introduced our operating model - reducing cost and leveraging our processes, systems and products (Loveland)

•	Tuck-ins throughout this time have allowed us to fill in market gaps

Agrium Retail Today

North America

South America

Australia

Agroservicios Pampeanos (ASP) Crop Production Services (CPS)

Landmark

We Are The Premier Global Agricultural Input Supplier Because of…

Global footprint with strong positions in North America, Australia and Argentina

Industry-leading profitability driven by economies of scale, our strong distribution network, procurement expertise and proprietary product offerings

Differentiated service offerings to meet specific customer needs

Experienced retail management team at the senior level which averages 20 years in the business

Skilled M&A and integration teams which support major acquisitions and lead our tuck-in program

Integration with Agrium which provides market insights, procurement advantages and operating, administrative and logistical efficiencies

Strong global footprint

•	Approximately 1,500 facilities (after Viterra acquisition)
•	Largest agricultural input supplier in U.S., Canada (after Viterra), Australia and first or second in Argentina

Economies of scale

•	Procurement advantages (largest global customer of the major chemical companies)

  1. Tremendous purchasing power/leverage

  2. Purchasing over $2.5 billion of crop protection chemicals and over 7 million tons of fertilizer

•	More efficient administrative functions (IT, accounting, human resources and EH&S)

•	Distribution efficiencies

Loveland proprietary products

•	Adjuvants, chemicals, specialty nutrients and seed treatments

•	Back integrated with four formulation plants

•	28% annual sales growth over the past five years

Experienced management team

•	Of the top 76 managers, ~20 years on average of experience in retail/distribution and 16 years on average with Agrium Retail and predecessor companies

M&A experience

•	Association with major fertilizer producer/wholesaler supported NA Retail acquisition strategy

–	increased financial capacity

–	realized improved valuation metrics where both Wholesale and Retail assets were acquired

•	Three major acquisitions successfully integrated in the last seven years with Viterra to come

•	We improve the businesses we buy - we realized synergies and market growth of $212 million in excess of announced synergies

•	Doubled EBITDA in 2006 (Royster), doubled again in 2008 (UAP) and increased 25% on a different continent in 2010 (Landmark)

•	60 smaller tuck-in acquisitions since 2007

–	Over 300 facilities, $1.7 billion revenues and $141 million first year EBITDA

–	+ 27 separate acquisitions in 2012

The Ag Retail Input Business is Different than Non-Ag Distribution Businesses

Customer intentions are highly influenced by crop trends and weather patterns

Unpredictable seasonality (though heavily weighted to Q2)

Highly educated, professional sales force with deep and specialized agricultural knowledge

Long supply chain for fertilizer and seed

Not just a product supplier

Agronomy consulting

Application services

Blending

Proprietary products

•	Unpredictable seasonality

–	2 distinct seasons during the year that last 3-4 weeks

–	Unpredictable in timing as season start is impacted by weather patterns

–	Heavily weighted to Q2

•	Long supply chain for fertilizer and seed

–	Product has to be in place at right time as there is a short application/planting window and its timing is unpredictable

–	Seed and fertilizer are bulky products that take time to move to be in place at right time, delivery occurs over longer timeframe

•	Not just a product supplier – heavy service component as well

–	Agronomy consulting – our sales force and crop consultants are well-educated (typically university educated). Most of our sales involve some form of agronomy consultations to the grower

–	Product/field services – In many cases, we provide application services which include fertilizer blending, product application to fields and seed treatment

–	Proprietary products – we formulate and provide enhanced products through Loveland Products that are only available to Agrium Retail customers

Typical Ag Retail Center

Represents an overview of a typical full-service farm center layout and revenue profile. The average annual revenue is approximately $14 million(1) per facility, but this can vary widely depending on region and farm center

Average Farm Center Revenue Breakdown

CPP(2)

38%

45%

Fertilizer

13% 14%

Seed Other

North America

Crop Protection Products

•

The following schematic illustrates how a full service farm center is often laid out and provides a breakdown of the typical revenue profile by product/business line. The ag retail business is not a typical store front business, nor is it an industrial distribution business. It services the commercial farm business and is very much a long-term relationship business

•	We encourage you to take a “virtual tour” of a farm center by visiting our web site, at the following address:

http://www.agrium.com/stories/1834.jsp

We Are

Bulk Fertilizer and Custom Blending

•

The above photos show typical fertilizer bulk storage and blending equipment and buildings. A large portion of the fertilizer we sell is custom blended for our customers based on the crops they are planting and the fertility of their soil

We Are

Bulk Liquid Fertilizer Storage

Bulk Chemical Storage

Automated Liquid Blending Controls

•

The above photos depict typical liquid fertilizer blending equipment and bulk chemical storage at a branch. Similar to dry fertilizer, a significant portion of our sales are custom blended to meet customers’ specific needs

We Are

Anhydrous Ammonia Storage and Nurse Tanks

Service Intensive, Specialized Application Knowledge

Ammonia Load Out System

Twin 1,500 Gallon Ammonia Nurse Tanks

Custom Ammonia Application Equipment

•

Ammonia is a key fertilizer product for the Pacific Northwest, Western Canada and the Corn Belt. It is a product that requires specialized equipment and handling procedures. We are experts in the application of ammonia and offer application services, which makes it safer for the grower. Shown above is the typical equipment utilized for handling and application of ammonia at branches in these market areas

We Are

Bulk Seed Bins

Bagged Seed

One Ton Seed Bags

Seed Treater

•

Seed continues to be one of the fastest growing parts of our Retail business and is expected to double over the next five years. As shown, seed is handled in sizes from smaller bags to bulk depending on the crop and farm size in the market. Seed treatment is also a growing service that we provide. This service involves applying chemicals to seeds pre-planting to protect them from pest and disease

•	DynaGro is our private label seed brand. It is a top ten brand in the U.S. which differentiates us from our competitors

Retail Precision Ag Services

Leading Edge, Specialized Precision Ag Knowledge

Example: Soil Sampling The Results are Clear… VR Fertility Rx VR Application

Create and export VRT data files for most controllers

•	Precision agriculture uses technology to optimize yields and returns on crop inputs while preserving resources

•	Agrium Retail has provided Precision Ag Services for years

•	Services offered by Agrium Retail include crop monitoring, soil sampling, variable rate input application, field mapping, moisture monitoring and weather monitoring

•	Agrium launched upgraded soil composition analysis service in 2011 – “Nutriscription HD”

•	This slide demonstrates soil sampling service under Nutriscription HD

•	The importance of precision ag is expected to increase in the future

•	Agrium Retail is well positioned to participate in the growth in precision ag services

We Are Not…

Tractor Supply

•	As you can see, Agrium Retail is considerably different than farm supply

Nor Are We…

Genuine Parts

Grainger

MSC Industrial

•	And Agrium Retail is considerably different than what might be considered industrial distribution

•	The public distribution companies have very different business models and facilities than agricultural retail

•	We do not have department stores or consumer products which for some of the companies is central to their business model

Experienced Management Team

Name	Title	Legacy Company	Ag Retail Experience
Richard Gearheard	President, Retail	Agrium Retail	34
Tom Warner	VP Distribution	Agrium Retail	40
Dave Tretter	VP Procurement	UAP	28
Tony Engel	VP Finance	Whole Foods	5
Brent Smith	VP Loveland Products	Nufarm	3
Jeff Tarsi	Sr. Dir. Retail Strategy	UAP	15
Miguel Morley	Managing Dir. S. America	BASF	8
Richard Norton	Managing Dir. Landmark	Landmark	20
Kent McDaniel	Sr. Dir. Human Resources	UAP	12
Billy Pirkle	Sr. Dir. EH&S	Royster	16

Agrium

34

The World’s Premier Retail Agri-business

Tom Warner Vice President, Distribution

7 Regional Territories in North America

The average North America region generates $1.29 billion in revenues and has on average 130 locations

The Agrium Retail regional management team is made up of the “Best of the Best” from our acquisitions and our legacy business

Canada

Manager: Former

Agrium Wholesale

6 Divisions

West Corn Belt

Manager: Former UAP

6 Divisions

Central Corn Belt

Manager:

Agrium Retail

8 Divisions

West Region

Manager:

Agrium Retail

7 Divisions

South Region

Manager:

Former UAP

7 Divisions

East Corn Belt

Manager: Former Royster-Clark

8 Divisions

East Region

Manager: Former Royster-Clark

6 Divisions

North America

•	We have taken the “best of the best” in terms of our 7 regional managers: 2 came from former UAP, 2 came from former Royster-Clark and 3 came from legacy Agrium Retail

•

Our regional and divisional managers are located in the field. To be close to their customers, they spend about 80% of their time on the road. Divisional offices are small often with 4-5 people per office

–	Branch managers and field sales people make product mix, pricing and service level decisions – they understand customer needs best

–	We take virtually no phone orders. Recommendations are made in advance of product application by our field sales people

–	We have checks and balances in place to ensure that decisions made in field will maximize returns – incentive programs and IT system checks

•	Each of the 6 regions in the U.S. have greater revenue than our closest competitors on a national basis

North America Competitive Landscape

In U.S., we compete against co-ops, independent dealers, and one or two nationals chains in any specific U.S. market

Competition is strong in Canada and the market is fragmented. National and regional chains are strong; co-ops and independent dealers have significant presence

Canada

Main Competitors:

JRI, Cargill, GROW

Group, Patterson Grain,

Parkland Industries,

Parkland Fertilizers, UFA,

Federated Co-op,

Independent Dealers

West Corn Belt

Main Competitors: Helena Grower Applied Retailers, Hefty Seed, Various Large Co-ops

West Region

Main Competitors:

Simplot, Wilbur Ellis,

McGregor, The

Dunes, Helena,

Fertizona, Various

Co-ops in NW

South Region

Main Competitors: Helena, Jimmy Sanders, Winfield, Triangle, Various Co-ops

Central Corn Belt

CPS

Main Competitors: GrowMark (FS) Effingham Equity Farm Land Wilbur Ellis Various Co-ops

East Corn Belt

Main Competitors: Trupointe Co-op Co Alliance Co-op Helena Security Seed

East Region

Main Competitors: Southern States Co-op, Helena, Triangle, Coastal, Griffin, Meherrin, Cardinal, Carolina Eastern

North America

•

Each center that we operate in typically is fragmented with several other agricultural retail competitors. In the U.S., we compete against co-ops, independent dealers and one or two nationals chains in any specific U.S. market

–	Co-ops are not-for-profit entities owned by farmers / farmer groups

•	If we aren’t physically present in a location, we won’t get or keep the business

•	When we analyze potential facility closures, we have to factor in customer buying behavior and the impact on business if we don’t have a physical presence

•	We may opt instead to have a satellite location to maintain the physical presence and position product and equipment for the season

Incentive Plans are Fundamental to How We Run Retail

Our business starts with our people: creating an engaged work force

We accomplish this with an incentive system that creates total alignment from Farm Center to Corporate Strategy to Shareholder Value

Incentive plan is designed to motivate employees to:

Grow the business profitability

Create a healthy, safe and sustainable working environment

Optimize return on invested capital

Incentive plan guiding principles

Create “line of sight”

Measure and monitor (which continually motivates)

Cultivate common alignment

•

Each branch is operated and measured as a full P&L and employees are incentivized on the financial results of their location. Included in their financials is a 9% charge for working capital and fixed assets required to operate the facility. Incentive is based on NIBT (net income before tax) of the Branch. This drives the right behaviors to grow the business profitability, maximize profits and optimize return on invested capital

Incentive Plan Principles

•	Create “line of sight” that motivates behavior due to the employee being able to influence the measurement that is being used to determine the size of their incentive

•	Measure and Monitor (which continually motivates) through a “scorecard” that provides information that can be monitored and improvement areas can be identified

•	Cultivate common alignment throughout all levels of management and shareholders

We Are Safety Leaders in the Industry

Our total recordable injury (TRI) rate is less than half the average rate of both the agricultural industry and the retail trade

We improve the safety record of our acquisitions – all acquisitions have experienced reduced employee injury rates

9.0 8.0 7.0 6.0 5.0 4.0 3.0 2.0 1.0 0.0

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012

Agrium Retail Royster ADM UAP Miles ASP Canada AWB

•	We are safety leaders in the industry

–	We have corporate wide safety metrics

•	Our TRI is less than half of both the agricultural industry and the retail trade

•

Continuous improvement runs throughout our organization. Another example is safety performance. We have been able to make significant improvements over the past ten years even as we doubled and doubled again in size

–	Royster: safety results improved from TRI just under 6 to 3.7

–	UAP: Safety results improved from just under 6 to 2.6 in just under 2 years

•	2012 Dupont Environmental Stewardship Awards

–	28 state winners – 16/28 from Agrium Retail

–	5 regional winners – 3/5 from Agrium Retail

Optimization of Retail Network

We optimize our network through use of constant evaluation of market and results

Formulation plants, distribution centers and terminals

Branches versus satellites

Closures and consolidations ensure network efficiency

Acquisitions increase scale and fill in ‘gaps’ in network

Constant evaluation of results at the branch level through benchmarking all facilities versus top performers and focused improvement or closure of poor performers

Agrium Retail Network Structure

Type of Location # (1)

Formulation Plant 4

Distribution Center 18

Terminal 40

Farm Center/Branch 640

Satellite 216

Chemical Formulation Plant Distribution Centers

Terminals

Farm Centers/Branches

Satellites

1. North America locations as of 9/30/2012

Agrium Retail has 3 levels of infrastructure supporting our customers:

1.	Plant/Distribution Centers/Terminals

–	Plants: 4 formulation plants used to produce Loveland Products

–

Distribution Centers: used to more effectively distribute crop protection and seed. These facilities are used to coordinate product supply to the branches and satellites, and allow us to manage inventory levels across the network

–

Terminals: major fertilizer storage facilities used to receive large quantities of fertilizer for redistribution to branches and to growers directly allow us to manage inventory levels across the network

2.	Branches

–	A branch is the core facility supporting a specific market area and customer base

–	Branches are their own profit center

–	Branches may have supporting facilities called satellites forming a hub and spoke supply network

3.	Satellites

–	Typically used to position equipment and product to specific markets and customers in support of a branch

High Service Low Service: Case Study – North Illinois

Service area for Dixon Low Service Facility covers the full mapped region and beyond

Branches shown on the map serve a different customer base within the Dixon service area

Byron

Milledgeville

Rochelle

Franklin Flagg

Ashton

Fulton Grove Steward

Rock Falls

Lyndon

Erie ILLINOIS Compton

Tampico

La Moille

“Full Service” Facility “Low Service” Facility Satellites

•	Many of our facilities are differentiated between serving what we define as low service customers and high service customers

•	Low Service:

–	These typically are larger customers that are just looking for product supply with no additional service required such as product application

–

A low service branch will typically serve an area of over a 100 mile radius and will overlap the physical geography of several full service branches, but the low and high service branches do not overlap customers

•	High Service

–	Serving customers looking for a high degree of service, which may include fertilizer blending, application services, agronomic services, consultation, soil sampling and seed treatment

–	Refer to Slide 21 for an overview of a full service branch

High Service Low Service: North Illinois Competitors

Service area for Dixon Low Service Facility covers the full mapped region and beyond

Branches shown on the map serve a different customer base within the Dixon service area

Kirkland

Mount Savanna Carroll

Chadwick

Polo

Malta

Union Grove

Waterman Sterling West Brooklyn Steward Lee Center

Walton

Prophetstown Deer Grove ILLINOIS Somonauk Leland Earlville Northville Ohio Sheridan

Geneseo Atkinson Princeton

“Full Service” Facility “Low Service” Facility Satellites Competitor Facility

•	As is typical in the U.S., Agrium has only 1 out of 5 of all retail locations in this region because of competitive intensity

Competitor Analysis: Clarksdale, Mississippi

Jimmy Sanders

1461 Desoto Avenue Clarksdale, MS 38614

Helena

829 Desoto Avenue Clarksdale, MS 38614

Agrium Retail

1703 Desoto Hwy 49 S Clarksdale, MS 38614

Green Point AG

1634 Desoto Avenue Clarksdale, MS 38614

•	If we aren’t physically present in the location, we likely will not get or keep the business

•	In many locations, we have facilities that are contiguous with our competitors

Farm Center Density

Agrium Retail optimizes its network through continuous assessment of each of its facilities

– Facility proximity is a consideration in this assessment but applying a ‘route’ rule of optimal distance between facilities will yield the wrong conclusions. The context of the location is key, including profitability, intensity of agricultural activity in the area, customer needs and competitive dynamics

The average distance between Agrium Retail U.S. branches is 38 miles(1)

Driving Distance Between Locations Using Practical Driving Miles (1) Air Miles versus Driving Miles

Distance to Nearest Location

0 – 10

11 – 20

21 – 30

31 – 40

41 – 50

51 – 75

76 – 100

101 – 150

151 – 200

Over 200

Locations within 10 Miles of Nearest

State Locations

AR 2

CA 2

IA 5

ID 2

IL 2

IN 9

KY 2

MI 4

OH 2

VA 2

Total: 32

1. Miles are based on “practical” driving miles using PC Miler mileage software using Zip Code to Zip Code miles

•	Agrium has studied extensively farm center density and the distance between farm center locations

•	Only 32 farm centers locations have a neighboring farm center location 10 miles or less away

Facility Closures: Case Study

In this region in the vicinity of Columbus Ohio, we have closed 11 locations (shown in red) out of 29 since 2006

Washington Court House location is a regional “hub”, this conversion took considerable capital and we continue to move to a “hub and spoke” system in the U.S.

Columbus

London

Dayton

Jeffersonville Ashville

Washington Court House

Chillicothe

Cincinnati Hillsboro

Hub

Remaining Branches

Closed Locations

•	We have closed 11 locations in this region of Ohio since 2006

•

We look at a variety of factors when consolidating retail locations including: 1) earnings profile (level and variability), 2) quality of farm manager, customer list and physical assets, 3) proximity to another Agrium Retail location, 4) crop intensity in the region

•

When we acquired UAP, we analyzed their entire customer list for the U.S. and compared it to our own. The customer base for our legacy Retail had about 120,000 customers, while UAP had approximately 112,000 customers. There were only 6,000 customers that were on both lists

Facility EBITDA Margin

Facility EBITDA Margin Distribution

(# of facilities) 350

Company EBITDA/ Revenue

300 UAP (2007) 5.9% 250 Royster-Clark (2006) 5.4%

200 150 100 50

0

<2% 2 – 5% 5 – 8% >8% EBITDA Margin (%) 9/30/2012 LTM (U.S. Only)

•	Performance of a branch can be impacted by factors such as weather that may impact short-term performance, or it may be a newly acquired branch that is undergoing integration and synergy capture

•

For those branches with systemic issues, consistently operating below 5% EBITDA margin, we aggressively manage performance. We put in place corrective actions that may include personnel changes or consolidation/closure

–	EBITDA of less than 5% results in constant monitoring by the division and region managers and specific review of the branch by Senior Retail leadership

–	Plans of corrective action are implemented

Facility Closures Promote Efficiency of Retail Network

Agrium has closed 20% of its U.S. farm centers and 255 farm centers world wide over the past seven years, driving operating efficiency(1)

Cumulative Facility Closures

(Count) 300

255 250 233 22

200 67 166 152 14 150

88 88 64 233 100

74 166

14 152

50 88 74

0

2006 2007 2008 2009 2010 2011 2012 Facility closures in current year

1. Over 200 facility closures were in the U.S.

•	We continuously evaluate location profitability and the ability to profitably serve customers most efficiently

•	Over the past 7 years, we have closed over 200 locations in the U.S.

•	Our focus on facility profitability and asset optimization drives the operating efficiency of our retail network

Operating Leverage Through Consolidation

160% increase in revenue per facility since 2007

184% increase in EBITDA per facility since 2007

Increases driven by:

– Market share growth

– Facility consolidation

Revenue per Facility (1) EBITDA per Facility(1)

($ million) ($ thousand)

16 1,400 1,277 13.8

14 1,200

12.1 1,089 12 10.3 10.3 1,000 915

10 9.0 794 800 685 8 600

6 5.3 450 465 400 4

2 200

0 0

2007 2008 2009 2010 2011 2012 (2) 2007 2008 Avg 2009 2010 2011 2012 (2) ‘08/‘09

‘08/‘09

1. North America Only

2. 9/30/2012 LTM

•

As we have grown our Retail business, we have been able to leverage the assets and expand our product offerings to the grower. This is evidenced by our results. Revenue by facility has increased by 160% and EBITDA by facility has increased by 184% since 2007

•	The increase in profitability is driven by our systems, performance monitoring and focus on continuous improvement

Leveraging Scale: Procurement

Dave Tretter Vice President, Procurement

Agrium Retail is Top of Class in Procurement

We are the biggest customer of several of the major chemical suppliers

We are one of the largest customers of several of the largest fertilizer companies

Our size provides us with tremendous purchasing power globally

Our purchasing is coordinated centrally across the retail network to ensure maximum leverage

Through our growth we have taken the best people, systems and processes

2011 Purchase Values

Crop Protection Products Over $2.5 billion

Fertilizer Over 7 million tons

Equipment Over $70 million of equipment

Total Fleet Size: 2,800 applicators 16th largest U.S. private fleet (1)

1. Rated by Transport Topics Publishing Group 2012

•	We are Wholesale’s largest Retail customer and we buy over 15% of our total fertilizer needs from Agrium Wholesale

•	We negotiate equipment purchases nationally, including trucks, applicators and warehouse equipment (forklift, front end loaders)

•	Our large fleet, which includes specialized equipment for fertilizer, is needed to deliver most of our products to the customer. Very few customers pick up their own products

•	We use our discounts to buy vehicles and chemicals for AAT (Agrium Advanced Technologies)

•	Through our growth we have taken the best people, systems and processes
–	Legacy Agrium Retail was stronger in fertilizer expertise (fertilizer procurement staff primarily from Agrium)
–	Legacy UAP was stronger in chemicals (crop protection procurement staff primarily from UAP)
–	We retained the best from both procurement teams

Crop Protection (CP) Procurement

Procurement managers (3)

Negotiate programs

Establish priority of suppliers

Track programs and progress

Effective management of open space products

Purchase CP for Loveland Products

Manage SKUs

All orders go through the central office

Ensure appropriate suppliers

•	Crop protection programs are managed nationally. Major suppliers are capable of servicing the North American market and freight is prepaid to all destinations

•	We sell the best product for the farmer and if there are several choices that cost the same to the farmer, we sell the best ones for us

•	Rebates are a large part of our margin. We track and manage our progress to maximize opportunities

•	Active ingredients for Loveland Products are also sourced from major multi-national companies

•	Centralized purchasing ensures correct supplier selection to maximize supplier rebates

Fertilizer Procurement

Fertilizer procurement managers (7)

Manage a product and a region

Nationally coordinated, regionally managed

Make major purchases and timing recommendations

Divisions place orders and manage logistics

Layer in throughout the year

Limits exposure

Regular calls with division staff to update direction

Regular calls with Agrium Wholesale group to look at world markets

Track monthly

Inventory versus total needs

Inventory cost versus replacement

•	Fertilizer needs are sourced regionally. We source product from all the major producers at a variety of origination points

•	Given logistics and other constraints, no one crop nutrient producer can feasibly supply the entire U.S. with a particular crop nutrient (with the exception of potash)

•

Each Agrium Retail fertilizer manager is responsible for both a region and specific product (e.g. UAN and the East region). The manager makes block purchases and is in constant communication with the division on sourcing product and the specific timing of purchases

•	Being part of Agrium gives us a world view of fertilizer to help manage purchase timing

•	The group tracks upcoming season needs and replacement costs to help with field pricing as well as layering in supply to limit exposure during volatile times

Inventory and Ordering

Crop Protection

Many retailer/distributor purchases revolve around predictable dates (e.g. Christmas season)

Our seasons and products are highly variable

2012: ~25% of crop protection products were on allocation due to short supply

2012: ~50% of products benefit from early order discounts

Fertilizer

Regionally driven

Storage capacities

Weather/planting times

Logistics/freight

•

Our crop protection product mix requirements change with each season/year. For example, if we had purchased 2012 requirements based on 2011, we would have missed the 2012 spring season, given the early start in 2012

•	Weather and crop markets can change planting intentions at the last minute as well as total seeded acreage and application rates which can impact product needs

•

Fertilizer is very bulky and freight is a major factor. Our locations are highly variable with respect to their storage capacities or receiving capabilities (e.g. barge, rail, truck). One truck load of urea only treats around 100 acres

Loveland Products: Product Innovation

Crop Insecticides, fungicides, and herbicides designed to assist the grower in controlling insects, diseases, or Protection weed pressures that will improve overall crop yields Differentiated liquid fertilizer products that can be Plant Nutrition applied on the seed, next to the seed, or foliar-applied designed to supplement standard fertility programs

Products designed to be added to chemical Adjuvants applications to improve the overall effectiveness of the applied chemistry

Insecticides, fungicides, and plant growth Seed promoters designed to be applied to seed for Treatments protection against insects and diseases for increased plant vigor

•	Crop Protection (CP) is our largest product segment marketed under the Loveland brand
–	Our current philosophy is to sell enhanced CP to improve the product and the margin
–	We focus on new technology to create value for our customers

•	Plant Nutritional products are second largest and the fastest growing

•	Adjuvants are important as they help the product work better and are proprietary

•	Seed treatments are the smallest group, but will continue to grow as our seed business does
–	There are also a lot of new technologies coming to the seed treatment business

Loveland Products: Product Innovation and Back Integration Focus

Greeley, CO Billings, MT

Fairbury, NE

Greenville, MS

•	4 plants to manufacture products and improve margins

•	Greeley produces adjuvants

•	Billings formulates herbicides

•	Greenville formulates herbicides, insecticides, and fungicides. They also toll formulate for some of the multinational companies

•	Fairbury is a recent acquisition that produces our plant nutrition products and has improved our margin on those that we used to buy from third parties

Break

Be back in 20 Minutes

Retail Growth: Creating Value

Jeff Tarsi Senior Director, Retail Strategy

Successful M&A Growth at Attractive Multiples

($ million) 1,000

900 Additional Synergies and Market Growth

800 212

700 (2)

Announced Synergies

230 600

500

400

Acquired EBITDA (3)

300 395 200

100 2005 EBITDA (4)

113 0

(1)

Estimated 2012 EBITDA = $950

Since 2005, Retail has invested $4.5 billion to grow Retail

Estimated 2012 EBITDA(1) has exceeded targeted synergies by 29%

Agrium has captured acquisition synergies in excess of announced synergies

Multiple with announced synergies: 7.2x

Multiple with additional synergies and market growth: 5.9x

1. Estimated 2012 EBITDA approximating $950 million as announced in Agrium’s press release dated January 24, 2013

2. Announced synergies are per Agrium’s press releases for Royster-Clark, UAP and Landmark and 30% of year 1 EBITDA for tuck-ins

3. Acquired EBITDA is reported EBITDA for year prior to acquisition

4. Per Agrium annual report

•	Since 2005, Retail has invested $4.5 billion to acquire Royster-Clark, UAP, Landmark, and a significant number of smaller tuck-in businesses

•

Estimated 2012 EBITDA exceeded commitments by 29% based on calculation of $212 million (additional synergies and market growth)/ $738 million 2012 LTM EBITDA (before additional synergies and market growth)

•	We have been executing on a comprehensive strategy for Retail

–	While each deal must stand on its own, each is also a piece of a larger design, where we are focused on the value of the entire growth initiative

–	On our more recent transactions such as Landmark, we are continuing to progress and drive the returns we expect from these transactions

Value Creation from Retail M&A Growth Strategy

Agrium has built scale in Retail by acquiring businesses at attractive multiples

Weighted synergies average and 5.9x multiple including of additional 7.2x EBITDA synergies with achievement and market growth of announced across all acquisitions

Average acquisition multiple below the implied trading value of our Retail business

Generated returns in excess of our WACC

Announced Acquisition Acquisition Multiple(2) Acquisition Multiple(3)

Year Target Value(1) (inc. announced (inc. addn’l synergies

($ billion) synergies) and market growth)

2005 Royster-Clark $0.4 5.1x 4.0x

2007 UAP 2.7 8.3x 6.1x

2010 Landmark 0.9 9.1x TBD

2007-2011 Cumulative Tuck-in

Cumulative Acquisitions 0.5 4.1x 4.1x

Net of proceeds from sale of non-core businesses at target

Based on pre-acquisition EBITDA plus targeted synergies

Additional synergies and market growth, as shown on previous slide, have been allocated between the legacy Agrium Retail that existed in 2005 (34%), Royster- Clark (10%) and UAP (56%), based on an estimate of their relative contribution to 2012 EBITDA

•	Agrium has a highly successful track record in Retail M&A

–	Created scale and shareholder value by acquiring businesses at attractive multiples

•

The table above highlights a number of our key transactions that result in an overall acquisition multiple of 7.2x EBITDA including achievement announced synergies and 5.9x including additional synergies and market growth

•	Retail receives a multiple of over 9x within Agrium, which is significantly higher, so we have been able to create significant shareholder value

Viterra Transaction Update

At the beginning of 2013, Agrium filed for competition bureau approval in Canada and Australia

Expect to receive approvals before the end of Q2

Acquiring over 200 locations in Canada and Australia

Will obtain approximately 90% of existing retail business and historical earnings on an annual basis

Estimated 2011 annual EBITDA of $100 million for total retail portion of Viterra’s Agri-business

Expecting to obtain approximately 90% of 2011 earnings going forward

Integration costs will impact EBITDA in 2013 and 2014

Synergies are expected on this transaction and will be announced at a later date

We expect net purchase price to be approximately C$175 million plus C$400 million in working capital at this time (~ 6x pre-synergies)

Final price will change depending on timing of close and final purchase price adjustments as per the agreement

Net price reflects pending sale of 34% interest in Medicine Hat facility to CF for C$915 million

Exceptional Value Expected to be Achieved in Transaction

•	Historical Viterra earnings from 2011 were estimated to be $100 million of EBITDA

•	Integration costs will impact EBITDA in 2013 and 2014

•	Actual contribution to 2013 earnings is dependent on timing of close

–	We will receive 2013 earnings, but there will be a purchase price adjustment to account for the pre-close stub period

•	Viterra acquisition allows Agrium Retail to offer many levels of service to Western Canadian growers, allowing growers to be more productive and profitable on a per acre basis

•	The Viterra acquisition will further lower the overall acquisition multiple of 7.2x (announced synergies)

•	We expect net purchase price to be approximately C$175 million plus C$400 million in working capital at this time (~ 6x pre-synergies)

2007 – 2012 Tuck-In Acquisition Summary

Smaller tuck-in acquisitions are a key component of Agrium’s Retail growth strategy

2007 – 2012 Tuck-ins: Average multiple paid (pre-synergies): 5.4x; Total enterprise value: $775 million 1

2007 2009(1) 2010 2011 2012(2) Total

# of Locations 73 50 100 33 59 315

Acquired

Annual Sales $208 $324 483 $210 $477 $1,702

$ millions

Annual EBITDA

(Year 1) $16 $17 $34 $27 $49 $143

$ millions

2008, Retail focus was on the acquisition and integration of UAP

Estimated

•	Our transformative large acquisitions have provided the base footprint from which we have pursued many tuck-in acquisitions

•	The Agrium Retail acquisition team has been assembled since 2006, formerly with UAP

•	Since joining Agrium, the team has completed 91 acquisitions and done valuations on over 200 opportunities

•	The completed acquisitions include 63 in the U.S.; 18 in Canada; 9 in Australia and 1 in Brazil

•	Opportunity identification is driven by our strategy and knowledge of the sector and agriculture region

–

Agrium Retail’s focus and opportunity identification begins only after our strategy for growth has been identified. i.e Western/Eastern Cornbelt; seed growth, and upstream opportunities around seed growth and foliar nutritionals

•	We leverage the significant knowledge that our senior field managers have in identifying the right targets in each region

•	Major synergies are chemical margins and overhead savings

•	Skilled teams and efficient M&A and integration processes allow faster closings and realization of synergies

–	Efficient M&A processes

•	6-8 weeks from inception to close

–	Skilled integration teams allow us to close faster and better than our competitors

•	We have integrated over 300 sites from tuck-in acquisitions alone

2012 Tuck-in program

•	27 Acquisitions completed (18 in North America , 8 in Australia and 1 in Brazil) adding 59 retail outlets

•	Revenue added through acquisitions estimated to be $477 million

•	Total enterprise value of $287 million

•	Projected 1st year EBITDA estimated to be $49 million

•	2012 EBITDA Pre-synergy Multiple estimated to be 5.8x

Organic Growth Opportunity: High Margin Loveland Products

Average Loveland margins are almost twice the margins of 3rd party products

Loveland Products is a major source of synergies on acquisitions: we replace a portion of chemical and plant nutrition sales of acquired facilities with Loveland products resulting in upgraded margins on those sales

900 800 700 600 500 400 300 200 100 0

North America Revenue ($ million)

R 28% CAG

246

346

489

493

676

831

2007

2008

2009

2010

2011

2012(1)

1. 9/30/2012 LTM revenue

•	Sales and margins of our proprietary products have been growing significantly faster than our overall sales. This has been helped by particularly strong growth in the plant nutrient sector

•	Average Loveland margins are almost double what they are for conventional products

•	Our Loveland sales over the last twelve months were more than triple what they were under UAP

•

Within 2-3 years, we typically incorporate 20% of Loveland Products into the crop protection business of new acquisitions – this generates significant synergies on almost every new acquisition we execute

Seed Revenue: Organic Growth From An Important Growing Shelf

Our seed growth of 38% CAGR has been impressive, driven by a focus on increasing our seed market share as well as overall growth in the seed market

North America Seed Revenue ($ million)

1,200

1,000

800

600

400

200

0

38% CAGR

720

158

194

420

720

860

1,000

1,083

(1)

2006 2007 2008 2009 2010 2011 2012

1. 9/30/2012 LTM

•	Relative to fertilizer and crop protection, we have a smaller share of the seed wallet of our customers

•	Seed offers real organic growth potential because there is opportunity to increase our share of the seed spend of our existing customers, thereby driving growth in our seed sales

Leveraging IT Systems

Tony Engel Vice President, Finance

Information Technology / Data Management

State-of-the-art ERP tailored to the business

Created system that could handle enlarged business after acquiring UAP

Custom front end

Everything beyond location utilizes PeopleSoft

Business intelligence

Reporting via COGNOS

Product code level margin management

Ease of delivery and presentation

Economically configured

No “jumping” between systems to perform daily activities

Minimal licensing

Minimal bandwidth requirements

Synergies from leveraging Agrium-wide IT

Infrastructure

Purchasing

Licensing

ERP = Enterprise Resource Planning

State of the Art ERP tailored to the Business

•	When we acquired UAP, neither Agrium Retail nor UAP had systems that could appropriately and cost effectively handle the needs of the business

•	We embarked on a project to create a state-of-the-art system that would handle the needs of the business

Business Intelligence

•	The system provides excellent business intelligence

•	We have product code level margin management

•	System is user friendly – there is ease of delivery and presentation

Synergies from leveraging Agrium-wide IT infrastructure

•	IT infrastructure is managed on Agrium-wide basis

•	All hardware (servers to laptops to mobile devices)

•	Certain software applications like the Microsoft Suite are leveraged for purchasing power

Continuous Improvement – Cost Saving Initiatives

•	Current project underway to convert Australia to this platform – this will generate significant cost savings

•	South America operates a cost effective system for their current size, but will be assessed on a regular basis to maximize any potential savings from systems convergence

Economically Configured

•	Acquisitions easily integrated

Reporting – Managing the Details

All North American locations are on one system

And have been for the last 3+ years

Each location has a full income statement

Including working capital and fixed asset NBV “Net Investment”

Detail reporting available

Inventory is costed real time – and easily grouped

All A/R and A/P is provided weekly

Can view down to the source document

Cost savings initiatives

•	Cost Saving Initiatives

–	Remote deposit – same day availability

–	Conservatively speaking, remote deposit has saved the organization over $7 million per year in float reduction and lock-box closures

IT Reporting Demonstration

Flexible

Drill down capability

Informed business decision making

Measure and Monitor

Continued innovation

Working Capital Optimization

Value Through Operational Excellence

Richard Gearheard President, Retail

We Proactively Manage Working Capital

Working capital management is encouraged via our incentive program…

and is a publicly stated goal of Richard Gearheard

2010 Objective

Reduce working capital invested in the Retail Business Unit as a percentage of revenues

From page 53 of 2011 Proxy Circular

NEO’s Goals – Richard Gearheard

In 2010, we engaged a leading third party external consultant to perform a review of our working capital management

We implemented the recommendations and this contributed to lower working capital levels in 2011 and 2012

•	Working capital has always been a top priority for Retail

•	Management has a portion of compensation tied to the management of working capital

•	In 2010, we engaged an external consultant to evaluate our working capital management processes

•	The consultant made various recommendations that we implemented including:

–	Extending timing of supplier invoice payment

–	Accelerating customer invoicing

On An “Apples-to-Apples” Basis, UAP’s Working Capital Ratio Was Higher than Agrium Retail’s

Agrium North America Retail’s LTM and 2007 working capital ratios were essentially the same as UAP’s reported 2007 ratio

However, if UAP working capital is put on a comparable basis to Agrium Retail, UAP’s working capital levels were in fact higher than Agrium Retail’s

Factors that impact relative working capital levels

Different UAP accounting convention

UAP accounting conventions lowered UAP reported working capital relative to Agrium by approximately 4% of revenue

This impacted only reported working capital and had no impact on actual average working capital levels

Higher weighting of fertilizer sales at Agrium Retail than UAP

Higher proportion of wholesale chemical sales at UAP than Agrium Retail

Higher proprietary product sales at Agrium Retail than UAP

Discretionary chemical prepayments at Agrium Retail when short-term excess cash is available

•	There are several factors that impact the relative working capital levels of Agrium Retail and UAP:

1.	Different accounting periods

–	UAP closed on a 4-4-5 schedule, which consistently resulted in a lower represented working capital of 3.7% in 2007

2.	Different weighting of sales

–	UAP 30% fertilizer in 2007; Agrium Retail 47% in 2012

–	Fertilizer requires higher working capital investment

–	But higher margins earned on fertilizer more than compensate for the additional investment

3.	Wholesale chemical sales larger percent in 2007

–	Wholesale chemical sales for Agrium Retail lower than UAP - down from 23% to 16%

–	Wholesale chemical sales has negative working capital profile

4.	Proprietary sales up from 2007

–	Proprietary sales require larger working capital investment, as formulated in house (so must stage inventory over production cycle)

–	Higher return on Loveland Products more than compensates for additional working capital investment

5.	Discretionary chemical prepayments

–	Prepayments require working capital investment, but generate product discounts

–	Prepayments earn a better return than money markets – so good use of excess short-term cash for Agrium

On An “Apples-to-Apples” Basis, UAP’s Working Capital Ratio Was Higher than Agrium Retail’s (continued)

Agrium Retail maintains a calendar month end close versus UAP’s 4-4-5 (or last Sunday of the month close) accounting periods

The timing difference allowed UAP to carry payables through the Sunday accounting close, while still paying suppliers by month end. This lowered UAP’s reported working capital levels by increasing payables relative to a month end close approach

The reduction in working capital to sales for UAP using a 4-4-5 approach was: 2006: 458 bps, 2007: 368 bps, LTM April 2008: 326 bps

Working Capital to Revenue (%)

30 20 10 0

21

UAP’s % on comparable accounting basis

18

19

UAP – 2007 AGU NAR – 2007 AGU NAR – 2012 LTM (1)

On a comparable reporting basis, UAP’s working capital was higher than Agrium Retail ’s (North America), even before other additional important considerations

1. 9/30/2012 LTM

•

The balance sheet is a point in time, and the reality is that the working capital leverage “difference” was a matter of when the point in time was measured (on average, 4 working days before the calendar month end). In reality, UAP’s average working capital levels carried during the month were higher than what they reported at month end

•	Considering the business mix of UAP and payment practices present in the ag chemical industry, this is likely conservative in calculation

–	The noted spread represents just wire transfers to the basic ag chem suppliers

–	Does not include any checks cut or regular expenses paid in the stated time between close, which would further increase the month-end close differential

Agrium Retail Has a Very Different Business Mix Than UAP

UAP had 30% fertilizer sales versus 47% for Agrium Retail in 9/30/2012 LTM

Fertilizer has a higher capital need than crop protection

Our higher EBITDA margin on fertilizer sales more than compensates for higher working capital levels

We have grown the Loveland brand(1) significantly, which requires manufactured working capital

Our proprietary brands manufactured in-house require more working capital but have double the margins

UAP had a much higher percent of CPP wholesale sales than Agrium Retail does. Working capital and net investment are negative for the wholesale CPP business

When short-term excess cash is on hand, Agrium Retail makes discretionary prepayments to suppliers in exchange for product discounts

Supplier prepayments increase working capital but are a good use of excess short-term cash from Wholesale and Retail as they deliver good returns on short-term excess cash (historically, 6-13% per annum)

Factoring in the impact of differences in business mix would further increase UAP’s working capital relative to Agrium

Source: Historical UAP Filings and Company Data, Agrium

1. LPI—Excludes all First Choice Products (legacy Western Farm) LPI Fertilizer sales are 6% of the Fertilizer sales mix versus 5% for UAP in 2007

•	Fertilizer accounted for 30% of UAP’s revenue versus 47% for Agrium North American Retail (“NAR”) in 9/30/2012 LTM (57% Agrium North American Retail in 2007)

•	CPP was 53% of UAP versus 37% of Agrium NAR for 9/30/2012 LTM (26% of Agrium NAR in 2007)

•	Fertilizer has a higher working capital need than crop protection and seed
–	Fertilizer purchase terms normally 30 days
–	Chemical purchase terms average 3x fertilizer days
–	Seed purchase terms average around 2x fertilizer

•	Our mix shift and investment in working capital has supported an even greater EBITDA margin spread over UAP

•	Considering the payment terms and how they vary by product, the balanced portfolio of product sales present today is very much a driver in the increased EBITDA Margin

•	Each percent change in working capital to revenue ratio represents approximately $100 million of working capital

•	UAP had a much higher % of CPP wholesale sales than Agrium Retail does (27% UAP 2007 verus 16% Agrium NAR 9/30/2012 LTM). Agrium NAR had no CPP wholesale sales in 2007

•	Working capital and net investment are negative for the wholesale CPP business

•

We have also grown the Loveland brand significantly. Our proprietary brands manufactured in-house require more working capital but have double the margins. Loveland sales were 16% of UAP’s total CPP sales in 2007, versus 21% for Agrium NAR for 9/30/2012 LTM

Agrium Retail Delivers Superior Shareholder Returns

Best-in-Class Retail Profitability

Agrium has rolled up Royster-Clark, UAP, and tuck-in acquisitions (all with EBITDA margins averaging well below 6%) since 2006 and has successfully increased its total NA margins up over 9%

During the worst year for the crop input market in history, Agrium’s 2009 NAR EBITDA margins were only slightly below the average EBITDA margins achieved by either UAP or Royster-Clark

EBITDA Margin (%)

12 10 8 6 4 2 0

5.5

8.5

5.5

8.9

5.3 5.4

8.9

5.6 5.6

9.2

5.4

6.1

5.9

8.4

10.2

Financial Crisis

4.5

7.7

9.0

9.3

impacted 2006 margins by Royster acquisition

Agrium doubled Royster’s legacy EBITDA in 18 mo.

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012(4)

Royster-Clark (1)

UAP (2)

AGU North America Retail (3)

1. 2005 margin based on LTM 1Q2005 data

2. UAP fiscal period end was February; data shifted to closest calendar year

3. North America Retail EBITDA margin excludes allocation of Corporate G&A. Allocating reported corporate G&A would result in EBITDA margins of 8.6% (2005), 5.6% (2006), 7.9% (2007), 8.7% (2011) and 8.8% (9/30/2012 LTM)

4. 9/30/2012 LTM

•	Agrium Retail’s profitability is significantly higher than the profitability of the formerly publicly traded peers: Royster-Clark and UAP

Agrium Expanded Retail Margins While Reducing Working Capital

Best-in-class profitability – over 3% points higher than other ag retail

Higher return on working capital investment due to higher profitability

Our comparison working basis capital levels are lower than UAP’s 2007 levels on an “apples-to-apples”

Net Working Capital as a % of LTM Sales and EBITDA Margins (1) (3)

35 30

(%) 25 Sales 20 /

(1) 15

WCap 10 5 0

EBITDA Margin:

5.4% 6.1% 5.9% 8.4%

19 5 14

18

21 4 17

18

N. America EBITDA

Margin 9.0%

N. America EBITDA

Margin 9.3%

22

19

2006 2007 2011 2012 (2)

Agrium North America Retail

Agrium North America Retail Including UAP

UAP Publicly Owned (Apollo Controlled) (4)

UAP Publicly Owned (Excluding 4-4-5 Accounting Practices) (5)

Source: Capital IQ and Company data

1. Net working capital defined as the difference between current assets less cash and current liabilities less short term debt, current portion of long term debt, income taxes and current capital leases. Net working capital represents a 12-month rolling average

2. 9/30/2012 LTM

3. North America Retail EBITDA margins exclude allocation of Corporate G&A. Allocating reported corporate G&A would result in EBITDA margins of 5.6% (2006), 7.9% (2007), 8.7% (2011) and 8.8% (9/30/2012 LTM)

4. EBITDA margins and working capital / sales figures calculated on a fiscal year basis

5. The reduction in working capital to sales for UAP using a 4-4-5 approach for 2006 and 2007 were 458 bps and 368 bps

•	If we run Retail on the same basis as UAP in 2007, it would destroy over $2.5 billion of shareholder value
•	This graph illustrates how successful Agrium Retail has been at increasing our EBITDA margins while actively managing working capital lower over the past few years

–	History: 1) Apollo acquired UAP in an LBO in 2003, 2) UAP completed its IPO in November 2004, paid down the LBO debt shortly thereafter, and Apollo completely exited the stock in late 2006

–	Once UAP became a public company and as Apollo’s influence was reduced, UAP executives transitioned UAP’s working capital strategy towards the strategy deployed by Agrium Retail today

•	Agrium Retail working capital is now lower than UAP’s level in 2007 (on an adjusted basis), while our EBITDA margin is over 50% higher than UAP’s was

•	UAP’s business was a less intensive user of working capital as their business was more heavily weighted toward crop protection products (and less toward crop nutrients) than Agrium Retail’s

Retail’s Operating Expense Ratio In Line With Distribution Companies

Retail’s operating expenses as a percent of gross profit are in line with distribution companies

Retail Operating Expense / Gross Profit (%) (9/30/2012 LTM) (1)

Average: 69% Median: 71%

90 80 70 60 50 40 30 20 10 0

78

74

74

73

72

72

72

71

71

71

70

63

61

51

Airgas Applied Genuine Tractor WESCO Watsco Agrium Grainger Beacon Reliance Brenntag MRC MSC Metals

Industrial Parts Supply Retail (2) Roofing Steel & Industrial USA

Industrial Gases Industrial MRO Auto Parts Livestock, Pet and Electrical MRO HVAC/R Protection Crop Industrial MRO Materials Roofing Metals Chemicals Services Oilfield Industrial MRO Metals Hardware and Fertilizer

Source: Capital IQ

1. Data shown is LTM as of 9/30/2012 except Mosaic which is LTM as of 11/30/2012 and MSC Industrial which is LTM as of 12/1/2012

2. Includes estimated allocation of Corporate G&A. Excluding Corporate G&A would result in an operating expense ratio for Retail of 70%

•	As illustrated above, Retail’s operating expenses as a percent of gross profit are broadly in line with the median distribution company ratio of 71%

•	Agrium has always been highly focused on expense management and is on track to continue to improve this ratio during the next few years

•	Operating expense as a percent of gross profit is one benchmark for distribution companies

•	Our relative cost position is competitive and is not a reason to separate Retail

Continuous Improvement in Retail Operating Leverage

Retail’s overall operating expense ratio has improved by 400 bps since 2010, including an 800 bps improvement in the North American Retail business

Retail Operating Expense / Gross Profit (%) (1)

76 74 72 70 68 66 64 62 60

74

73

74

68

70

65

2010

2011

2012(2)

Total

North American Retail

1. Retail operating expense / gross profit excludes estimated allocation of Corporate G&A

2. 9/30/2012 LTM

•	Agrium has made consistent progress on expenses

•	Retail’s overall operating expense ratio has improved by 400 bps since 2010, including an 800 bps improvement in the North American Retail business

•

We acquired less efficient companies knowing there was significant opportunity to improve efficiency. As we integrate and realize operating synergies from our acquisitions, our combined efficiency ratios continue to improve, a fact JANA understands very well but has chosen to distort in its communications with our shareholders

•	JANA’s suggestion that we have not been managing the business properly and that JANA would be able to cut Retail’s expenses by more than $200 million is unrealistic and misleading

•	JANA has provided no support for its assertions about expenses, nor how these costs could be cut without lowering profits

What We Have Done With Retail

Grown the business profitably – increased revenue from $1 billion in 2003 to $11.3 billion in 2012(1)

Raised profitability by moving the business to 8% EBITDA margin

Leveraged the network we have built

255 closures drove cost efficiency

Increased Loveland revenue 4x

Increased North American seed business revenue 6x since 2006, largely through existing infrastructure

This has allowed us to grow EBITDA from $85 million in 2003 to $950(2) million in 2012 (estimated)

1. 9/30/2012 LTM

2. Estimated EBITDA for 2012 as disclosed in our January 24, 2013 press release

Where We Are Going

Agrium Retail 2015 EBITDA target: $1.3 billion

Sources of growth

Aggressively grow seed business

Loveland/Private label

Tuck-ins to fill in key market areas

Further optimization/leverage of the entire network

Targeted EBITDA Growth to 2015

(% Incremental EBITDA)

Organic Growth (1)

Tuck-In Acquisitions

Australia Improvements

Viterra

34%

29%

29%

8%

1. Organic growth includes efficiency programs

1.	34% of the EBITDA increase to $1.3 billion is expected to come from the Viterra acquisition

2.	Organic growth is comprised of increased seed market share, growth in Loveland proprietary products and optimization / leverage of the Retail network

3.	Improvement in Australia profits makes up the remaining parts of the growth

4.	No new major acquisitions are forecasted

Retail Continuous Improvement

We strive for continuous improvement in our operations

Key focus areas include profitability, operating cost control, working capital management and return on capital

We establish targets for key metrics to measure our progress

Metric 2012 Result(1) 2015 Target

EBITDA margin 8% 10%

Operating Costs to Gross Profit 70% 67%

Working Capital to Revenue 20% 18%

ROCE 9% 13%

ROCE (ex. Goodwill and Intangibles) 17% 22%

1. 9/30/2012 LTM

1.	All 2012 metrics improved versus 2011

2.	The 2015 targets represent further improvement

3.	The 2012 working capital percent of revenues was significantly below 2011

4.	Continuous improvement will be delivered in our metrics, and we set targets to ensure we focus on continuous improvement

5.	EBITDA margin improvement is expected to be driven by growth of seed, Loveland products, the Viterra acquisition and Landmark improvements

6.	Working capital improvement is expected to be driven by continued efficiency as we grow and leverage our network

JANA’s Analysis Is Highly Flawed And Would Destroy Value

Mike Wilson, CEO

Our Interactions with JANA

JANA first contacted Agrium on May 31, 2012 and urged a break up of Agrium

In early June, Agrium retained Morgan Stanley to provide the Board and management with an independent view as to how Retail and Wholesale would trade separately. The Board spent over 2 months evaluating a break up along with all of JANA’s other ideas

On July 11, 2012, JANA presented its “white paper” to Agrium executives, proposing 5 highly contrived ideas to “unlock value” – the “Original 5 Flawed Cs”

On August 2, Agrium advised JANA that after detailed analysis, its Board unanimously rejected a break up of the Company and agreed to discuss the reasons for the rejection in New York on August 15

On August 13, there were published press reports that JANA had accumulated ~4% of the shares of Agrium and proposed that Agrium spin off Retail

On August 14, Agrium announced that it would continue its integrated strategy and that the Board unanimously determined that a spin off of Retail would not be in the best interests of its shareholders

Rather than engaging with Agrium in a private dialogue, JANA has been actively promoting its views since June through communications with shareholders, analysts, private equity firms, arbitrageurs and our direct competitors

•	JANA first contacted Agrium on May 31, 2012 and requested a break up of the Company

•	In early June, Agrium retained Morgan Stanley to provide the Board and management with an independent view as to how Retail and Wholesale would trade as a separate public companies

•	On July 11, 2012, JANA presented its “white paper” to Agrium executives proposing 5 ideas to unlock value – the “Original 5 Flawed Cs”

•	On August 2, Agrium advised JANA that after detailed analysis, its Board unanimously rejected a break up of the Company and agreed to discuss the reasons for the rejection in New York on August 15

•	On August 13, there were published press reports that JANA had accumulated ~4% of the shares of Agrium and proposed that Agrium spin off Retail

•	On August 14, Agrium announced that it would continue its integrated strategy and that the Board unanimously determined that a spin off of Retail would not be in the best interests of its shareholders

•	During the August 15 meeting, despite having 2 weeks to prepare, JANA did not present a single page of analysis to Agrium

•

Rather than engaging with Agrium in a private dialogue, JANA has been actively promoting its views since June through communications with shareholders, analysts, private equity firms, arbitrageurs and executives from our direct competitors

•	A detailed JANA event / interaction timeline is provided in Appendix A

Agrium Shares Have Outperformed

Total Shareholder Return Through January 25, 2013

Since Initiating Retail Strategy (1) Rebound From Financial Crisis (2) Last Twelve Months

(%) (%) (%)

1,700 1,667 480 400 380 242 50

45

209

393 40

400 375 200 186 35

33

170

30 27

300 275 150

20

16

14

200 100

161 157 85 85 10

100 50

0

(3)

0 0 (10)

CF Agrium Potash Mosaic Yara BM GI CF Agrium GI BM Yara Potash Mosaic Agrium BM CF Yara GI Mosaic Potash

Dist.(3) Dist.(5) Dist.(5) Dist.(3) Dist.(4) Dist.(5)

Fertilizer Peers Basic Material Distribution Companies General Industrial Distribution Companies

Source: Capital IQ

1. Retail consolidation strategy initiated with announcement of acquisition of Royster-Clark on 11/8/2005

2. Since 1/1/2009

3. Basic Material Distribution Companies that were public as of 11/8/2005 and as of 1/1/2009 include Airgas, Beacon Roofing, and Reliance Steel and Aluminum

4. Basic Material Distribution Companies that were public as of 1/26/2012 include Airgas, Beacon Roofing, Brenntag, Metals USA, and Reliance Steel and Aluminum

5. General Industrial Distribution Companies that were public as of all three periods in the above charts include Applied Industrial, Genuine Parts, Grainger, MSC Industrial, Tractor

Supply, Watsco, and WESCO

•	During the last twelve months, Agrium shares have outperformed all peers, including CF, as well as the public distribution company composites

•	Shares of Agrium have outperformed the peers, as well as the public distribution company composites, over the near and long term, with the exception of CF

–	As a pure play on North American nitrogen, CF has benefited from a number of factors, in particular, the significant decline in U.S. natural gas prices beginning in 2010

•	Agrium initiated its retail acquisition strategy in North America with the acquisition of Royster-Clark in late 2005 and its shares (including dividends) have appreciated 480% since this time

•	Since the financial crisis caused global equities to bottom in January of 2009, Agrium shares returned 242%, outperforming all peers since this time, except CF

•	We have illustrated performance of the public distribution companies but we do not view them as direct peers for Agrium Retail as none of the public distribution companies are in ag retail

JANA’s “Original 5 Flawed Cs”

Presented to Agrium Executives on July 11, 2012

1 JANA proposed a break up based exclusively on 1 analyst’s target multiple (the highest) and completely ignored where the public peers were trading

1

AGU Share Price

$88.99 7/10/2012 Closing Price

$117 $28.01 Eliminate Conglomerate Discount (1)

$122 $4.59 Right Size Retail Working Capital (2)

$130 $8.20 Rationalize Retail and Corporate Cost Structures (3)

$134 $4.13 Immediate $1.5bn Share Repurchase (4)

$140 $6.44 Strategic Value of Potash (5)

Execution of this plan unlock ~60% upside for shareholders, while also positioning Agrium’s assets for better earnings growth in the future.

Agrium can deliver the promise of Retail and optimize the value of its assets by executing the value creation plan

1. Assumes elimination of conglomerate structure results in valuation consistent with Agrium’s sum of the parts value based on Susquehanna Research as of July 10, 2012.

2. Assumes Agrium releases $725 million of excess net working capital, per commentary on page 27.

3. Assumes rationalization of Retail segment costs and corporate overhead costs. For Retail, assumes Agrium right-sizes overhead to pro forma UAP / Agrium levels at the time of the transaction at 70.9% Operating Expense / Gross Profit (as detailed on page 28). For corporate, assumes that Agrium can rationalize 50% of unallocated overhead costs following the separation of Retail, offset by $10 million of assumed new standalone public company costs in Retail. Assumes incremental after-tax earnings resulting form cost rationalization efforts are capitalized at Agrium’s valuation following elimination of corporate discount, per footnote #1.

4. Assumes Agrium initiates a $1.5 billion share repurchase program ahead of implementing steps 1-3, repurchasing stock at $89 per share funded by $725 million of released working capital and by $775 million of debt at a 4.5% after-tax cost of capital. Value creation represents immediate accretion (growing further over time) of share repurchases assuming value creation from steps 1-3.

5. Assumes Agrium’s Potash assets receive partial credit from investors for their strategic value. Value creation assumes Potash valued at 11.25x EBITDA, representing 50% of bridge between Susquehanna’s 9x sum of the parts value for Agrium’s Potash assets and the 13.5x value BHP offered to acquire Potash Corp.

•	The next few slides are extracted from the actual materials that JANA presented to Agrium management on July 11 in New York – the “Original 5 Flawed Cs”

•

JANA said its proposed spin off of Retail would create monumental value for shareholders – a 2-way break up would create over $28 per share and that a 3-way break up of the Company would create over $34 per share

•	JANA’s views were based exclusively on the views of the one sell-side analyst with the highest “target” multiple for Retail and highest share price target for Agrium

•

Since they first contacted us in May, JANA has never provided a detailed and credible value creation analysis supporting a break up to Agrium. Instead it has presented “text-heavy” slides with highly contrived and unsupportable assumptions buried in footnotes, as evidenced by this exhibit

•

As we will illustrate shortly, objective sum-of-the-parts analysis indicates that Agrium receives over 9x value for Retail within Agrium and that a 2- or 3-way break up of the Company would destroy value, not create it

JANA’s “Original 5 Flawed Cs”

“Right Size Retail Working Capital, Rationalize Costs, Buyback Shares”

Presented to Agrium Executives on July 11, 2012

The Facts

2 JANA suggested Agrium “release” $725 million of working capital with no associated decrease in

3 4

Agrium can deliver the promise of Retail and optimize the value of its assets by executing this value creation plan.

Execution of this plan unlocks —60% upside for shareholders, while also positioning Agriums

assets for better earnings growth in the future

2 profitability, a highly flawed assertion

If we ran Retail on the same basis as UAP in 2007, it would destroy over $2.5Bn of shareholder value 3 Retail’s operating expenses as a percent of gross profit are in line with the public distribution company average

JANA also suggested that Agrium 4 JANA said the $725 million from step 2 would be available should reduce Corporate costs by again or “used twice” for “step 4” to help buy back $1.5 billion 50% in shares

2.	JANA suggested we could immediately reduce working capital by $725 million and immediately distribute the $725 million to shareholders with no impact on our market position or earnings creating $9 per share of value for shareholders

–	Agrium’s working capital levels are lower than UAP’s were and our margins are ~300 bps higher even though UAP’s product mix (less fertilizer) required less working capital investment

–	If we ran Retail on the same basis as UAP in 2007, it would destroy over $2.5Bn of shareholder value

3.	JANA also claimed our operating costs and SG&A are too high and that cuts could create another $8 for shareholders – Agrium Retail’s operating expenses are in line with public distribution comparables. No other ag retailer has the ability to leverage operating costs like Agrium Retail

–	In 1H2012, before JANA, an independent global consultancy concluded that Agrium’s G&A costs were in or near best quartile in all areas

•	JANA has never presented credible analysis on expense management or working capital

4.	JANA double-counted the $725 million proceeds from the release of working capital. A direct quote from footnote 4 of JANA’s written materials:

–

“Assumes Agrium initiates a $1.5Bn share repurchase program ahead of implementing steps 1-3, repurchasing stock at $89 per share funded by $725MM of released working capital and by $775MM of debt at a 4.5% after-tax cost of capital. Value creation represents immediate accretion (growing further over time) of share repurchases assuming value creation from steps 1-3.”

•	In July, JANA had nothing to say about the number of Retail’s stores

ANA’s “Original 5 Flawed Cs”

“Spin / Sell Potash”

5 JANA’s goal has always been to break up Agrium in the hope that the pieces could be sold

5

1. Assumes elimination of conglomerate structure results in valuation consistent with Agrium’s sum of the parts value based on Susquehanna Research as of July 10, 2012

2. Assumes Agrium releases $725 million of excess net working capital, per commentary on page 27

3. Assumes rationalization of Retail segment costs and corporate overhead costs. For Retail, assumes Agrium right-sizes overhead to pro forma UAP / Agrium levels at the time of the transaction at 70.9% Operating Expense / Gross Profit (as detailed on page 28). For corporate, assumes that Agrium can rationalize 50% of unallocated overhead costs following the separation of Retail, offset by $10 million of assumed new standalone public company costs in Retail. Assumes incremental after-tax earnings resulting form cost rationalization efforts are capitalized at Agrium’s valuation following elimination of corporate discount, per footnote #1

4. Assumes Agrium initiates a $1.5 billion share repurchase program ahead of implementing steps 1-3, repurchasing stock at $89 per share funded by $725 million of released working capital and by $775 million of debt at a 4.5% after-tax cost of capital. Value creation represents immediate accretion (growing further over time) of share repurchases assuming value creation from steps 1-3

5. Assumes Agrium’s Potash assets receive partial credit from investors for their strategic value. Value creation assumes Potash valued at 11.25x EBITDA,

representing 50% of bridge between Susquehanna’s 9x sum of the parts value for Agrium’s Potash assets and the 13.5x value BHP offered to acquire Potash Corp.

•	Finally, in addition to spinning off Retail, JANA suggested that Agrium go one step further and spin-off its Potash segment – specifically, Agrium should pursue a 3-way break up

•	A direct quote from footnote 5 of JANA’s written materials:

–“Agrium’s Potash assets [will] receive partial credit from investors for their strategic value. Value creation assumes Potash valued at 11.25x EBITDA, representing 50% of bridge between Susquehanna’s 9x sum of the parts value for Agrium’s Potash assets and the 13.5x value BHP offered [in 2010] to acquire Potash Corp”

•	JANA’s analysis ignored the fact that potash peers were trading in the 6x to 8x range at the time, well below the high analyst’s target multiple and JANA’s suggested value of 11.25x

•

From the very start, JANA’s agenda has been to break up Agrium into 2 or 3 pieces in an effort to see the pieces sold. We believe this is why JANA has had countless meetings with executives from our public competitors, private equity firms, merger-arbitrageurs, analysts, shareholders and others since early June

•	Agrium’s Board and management believes in the long term value of its assets and we will not pursue a break up or sale of the Company

JANA’s Value Creation Thesis Has Been a Random Walk

Proposed Value Creation from a Break Up of the Company

JANA’s Theory #1 JANA’s Theory #2 JANA’s Theory #3 July 11, 2012 October 1, 2012 Change January 23, 2013

Spin-off Retail ~$28 $15 – $20 < $8 – $13>Spin-off Potash ~$6 – <$6>Sub-total ~$34 $15 – $20 <$14 – $19>

Proposed Value Creation from Operating / Capital Cuts

Rationalize Costs $8 $20 +$12 ??Capital Allocation

$9 $10 +$1 ??and Working Capital Sub-total $17 $30 +$13

Total Theoretical Value

$51 $45 – $50 <$1 – $6> Creation However, JANA’s Ultimate Objective Remains a Break Up

•	JANA’s value creation thesis has been a random walk

•	In July, JANA asked our Board to break up Agrium into 3 pieces based on the highly contrived view that this would create monumental value for shareholders – ~$34 per share

•	After realizing our shareholders disagreed with JANA’s valuation, JANA began to significantly change its arguments

•

On October 1, when our stock hit $107, JANA reduced the value of a break up by about half (down $14 to $19 per share) and effectively back filled this reduction by further inflating the upside from cutting costs by 150% or an additional $12 per share

•	On November 19, when JANA announced Board nominees, it was careful to remove any reference to the $50 upside it touted only 7 weeks earlier from its press release and 13D

•	In its January 23, 2013 presentation and release, JANA removed all valuation creation analysis and did not present a specific view of the value that might be created from pursuing any of its ideas

Why Would We?

After failing to obtain support for a break up and its other flawed ideas, JANA is now attacking the competency of our Board and management and asking “Why not add 1 or 2 of our guys to the Board?” “Why not?” – Because this Board has done an extraordinary job. Since initiating its integrated strategy in 2005, Agrium has delivered a return to shareholders of over 480% “Why not?” – Because Retail is operating extremely well, has created tremendous value and remains committed to continuous improvement “Why not?” – Because JANA tried to break up this Company and its ideas have always been flawed and wrong “Why not?” – Because first class, strong performing companies do not put people on the Board who are part of a flawed strategy

•	After failing to obtain support for a break up and its other flawed ideas, JANA is now attacking the competency of our Board and management and asking: “Why not add 1 or 2 of our guys to the Board?”

•	“Why not?” – Because this Board has done an extraordinary job. Since initiating its integrated strategy in 2005, Agrium has delivered a return to shareholders of over 480%

•	“Why not?” – Because Retail is operating extremely well, has created tremendous value and remains committed to continuous improvement

•	“Why not?” – Because JANA tried to break up this Company and its ideas have always been flawed and wrong

•	“Why not?” – Because first class, strong performing companies do not put people on the Board who are part of a flawed strategy

Valuation

Wholesale Trading Multiples

Peer multiples suggest Agrium Wholesale would likely trade independently in the mid 5s today, but following a break up there is some risk it could trade closer to a pure nitrogen multiple

Enterprise Value / 2013E Consensus EBITDA (x) (1)

12.0

8.8

8.0 7.3 7.2

4.7 4.5

4.0

0.0

2011 Gross Potash (2) Intrepid Mosaic PhosAgro CF

Profit

Contribution: (64% K) (100% K) (53% K / 47% P) (87% P) (89% N)

Potash Peers Potash / Phosphate Phosphate Peer Nitrogen Peer

Peer

Nitrogen Phosphate Potash Other

Source: Capital IQ

1. As of January 23, 2013

2. Potash presented on a “gross basis.” Adjusting for its unconsolidated equity portfolio, Potash is only trading at ~7.0x

•	Wholesale peer trading multiples suggest Agrium Wholesale would likely trade independently in the mid 5s today, about a full turn above a pure nitrogen multiple

•	In its original paper to Agrium, JANA completely ignored actual trading multiples of peers and instead exclusively used “target” multiples from the single analyst with the highest target values

•	Given that the majority of Wholesale EBITDA comes from nitrogen, we also believe there is some risk Wholesale could trade down close to a pure nitrogen multiple

•

Therefore, a break up could result in combined trading values of Retail and Wholesale (as separate publicly traded companies) that are lower than Agrium’s share price today, destroying shareholder value

–	For example, a half turn reduction in Wholesale EBITDA multiple would destroy ~$6 of value per share

Break Up Would Destroy Value

Based on Actual 2013E Trading Valuations of Peers

Retail is worth more as a part of Agrium and receives a multiple over 9x within Agrium(1)

$ billion, unless otherwise noted

Agrium 3 Month Average Share Price as of January 23, 2013 $101.74

Market Capitalization (2) 15.2 Enterprise Value (3) 17.0 Less: Value of Segments Based on Peer Trading Multiples

2013E Peer Segment 2013E EBITDA (4) Multiple (5) Value

Nitrogen / Other (6) $1.1 4.2x $4.5 Potash 0.4 7.5x 2.7 Phosphate 0.3 5.3x 1.4

Wholesale 1.7 5.1x 8.6

Implied Current Value of Retail Within Agrium $8.4

Implied 2013E EBITDA Multiple for Retail 0.9 9.2x

1. Multiple implied by daily sum-of-the-parts analysis during the last 3 months based on Agrium share prices, Wholesale peer multiples and consensus analyst EBITDA estimates as of January 23, 2013

2. Assumes fully diluted share count of 149.3 million

3. Agrium net debt balance adjusted for impact of C$900 million share repurchase and $500 million debt raise

4. Segment EBITDA breakout based on consensus 2013E total Agrium EBITDA (net of corporate costs) and applying a percent allocation based on brokers that forecast 2013E EBITDA by segment / nutrient; percent allocation is as follows: 40% Nitrogen / Other; 10% Phosphate; 15% Potash; 35% Retail

5. 3 month average multiples; Nitrogen / Other multiple based on CF; Potash multiple based on average of Potash Corp and Intrepid; Phosphate multiple based on PhosAgro and Mosaic less 0.5x

6. Other includes AAT and Distribution / Resale

•	A break up would likely destroy value, rather than create it, even before consideration of dis-synergies and other risks related to splitting the Company

•	Retail is worth more as a part of Agrium and receives a multiple over 9x within Agrium

•

Based on consensus EBITDA expectations and actual trading multiples for publicly-traded Wholesale peers, Agrium’s January 23, 2013 share price of ~$111 (the last closing price prior to when we increased 4Q guidance) implied a multiple for Wholesale in the mid 5s and a multiple for Retail in the high 9s

•	During the last 3 months, our share price implied a multiple for Retail of ~9.2x

JANA’s Reduced Break Up Valuation Requires ~12.5x Multiple for Retail

To realize the $20 per share value increase that JANA said a break up would achieve, Retail would need to trade at ~12.5x

– The required multiple is completely unsupportable

$ billion, unless otherwise noted

A Implied 3-Month Average 2013E EBITDA Multiple for Retail(1) 9.2x B JANA Proposed Upside Per Share $20 C Fully Diluted Shares Outstanding (million) 149.3 D JANA Claimed Value Creation (B*C) $3.0 E 2013E Retail EBITDA $0.9

F JANA’s Implied 2013E EBITDA Multiple for Retail Increase (D/E) 3.3x

JANA’s Implied 2013E EBITDA Multiple for Retail (A+F)(2) 12.4x

1. Based on 3 month average share price of Agrium and 3 month average multiple for Wholesale as of January 23, 2013

2. Analysis assumes that Agrium Wholesale is valued in line with identifiable nutrient peer multiples and that there would be zero value leakage from dis-synergies or taxes

•	In its October 1, 2012 presentation, JANA lowered the value of a break up from $34 per share by half to $15 to $20 per share

•	To create $20 per share of value, Retail would need to trade at an average multiple of ~12.5x forward EBITDA, requiring multiple expansion of more than 3x

•	JANA’s required multiple of ~12.5x for Retail is unsupportable relative to publicly traded distribution companies and all equity research views, as illustrated on the slides that follow

•	In JANA’s January 23, 2013 presentation, it removed all analysis illustrating value creation from a break up and did not express a view on where Retail would trade

•

Agrium and Morgan Stanley believe JANA never truly believed Retail would actually need to trade at such high multiples because JANA’s entire agenda was to break up the Company into 2 or 3 pieces and see the pieces sold

•

During our August 15 meeting with JANA, rather than provide even 1 page of detailed, objective analytical support for a break up, JANA merely suggested a private equity firm would likely bid for Retail around 8x EBITDA if Retail traded poorly on its own

Equity Analyst Target Multiples for Retail

Analyst “target” multiples for Retail are clustered in the 8-9x range

JANA’s suggested ~12.5x trading multiple is unsupportable

Sum-of-the-Parts Retail Multiple (Published Since Q2 Earnings Announcement)(1)

12 JANA’s 12.4x

10.0x Current Retail

9.5x

10 9.9x

9.0x 9.0x

Multiple

8.5x 8.5x 8.5x Implied by 3 8.3x 8.3x 8.0x 8.0x 8.0x 8.0x 8.0x 8.0x Month

8 7.5x Average 7.0x 7.4x Share Price 9.2x

6 6.0x

4

Alta Alta Barclays Barclays National NationalCLSA CLSA BGC BGC BMO BMO Dundee DundeeGabelli GabelliLazard Lazard UBS UBS RBC RBC(2) Topeka Topeka BAML BAML GS GS Scotia Scotia Citi Citi (9/12)Piper Piper Miller Miller SIG Susq. 10/2/12 11/12/12 Bank 1/10/13 1/4/13 1/7/13 1/24/13 11/8/12 10/19/12 1/24/13 8/15/12 8/16/12 11/8/12 1/23/13 8/20/12 9/12/12 12/2/12 Tabak 1/14/13

(10/2/12) (11/12/12)Bank (1/10/13)(1/4/13)(1/7/13) (11/8) (11/8/12) (11/8) (11/8) (8/15) (8/16) (11/8) (12/11) (8/20) (12/2) Tabak(1/14/13)

8/14/12 8/3/12

(8/14) (8/3)

Updated / Re-Affirmed Post Q3 Earnings Announcement on November 4, 2012

1. Date reflects most recent date of published report including Retail multiple. Trading multiples based on January 23, 2013 market data

2. Midpoint of implied Retail EBITDA multiple

•

The analyst community has spent the last 6 months (longer for those analysts that received JANA’s analysis prior to JANA going officially public) considering JANA’s arguments for a break up and JANA’s views on valuation

•	Analyst “target” multiples for Retail are clustered in the 8-9x range

•	While JANA has debated some of the distribution comparables, it has never provided any analysis in support of a break up based on consensus analyst views

Valuation of Public Distribution Companies

Retail currently valued in the high 9s and consistently in the low 9s(1) within Agrium, above the public company average

Brenntag and MSC, companies led by 2 of JANA’s nominees, valued in the same range as Retail

Enterprise Value / 2013E EBITDA(2)

Average: 8.8x Basic Material Distributors

15.0 Median: 9.1x General Industrial Distributors / Retail

JANA’s 11.1x 10.7x 12.4x 10.2x Current Retail 9.7x 9.6x 10.0 9.3x 9.1x 9.9x 8.4x 8.3x Multiple 7.9x Implied by 3 7.0x 6.8x 6.4x Month Average 5.0 Share Price 9.2x

0.0

Watsco Tractor Beacon Grainger MSC Airgas Brenntag Genuine MRC Applied WESCO Reliance Metals Supply Roofing Industrial Parts Industrial Steel & USA

Aluminum

HVAC/R(3) Livestock, Roofing Industrial Industrial Industrial Chemicals Auto Oilfield Industrial Electrical Metals Metals Pet and Materials MRO(4) MRO(4) Gases Parts Services MRO(4) MRO(4) Hardware Source: Capital IQ

1. Assuming Agrium Wholesale is valued in line with its identifiable nutrient peer multiples

2. Based on market data as of January 23, 2013

3. Heating, ventilation, air conditioning / refrigeration

4. Maintenance, repair, and operations

•	During the last 3 months our share price implied a multiple for Retail of 9.2x, above the public company group average. JANA’s required ~12.5x multiple is unsupportable

•	On August 2, Morgan Stanley advised the Agrium Board there are no direct peers for Retail in the capital markets today

•	Morgan Stanley continues to believe the closest public comp would have been UAP, which has not been public for 5 years. When it was public, UAP traded at an average EBITDA multiple in the high 8s

–	UAP went public on 11/22/2004 with a market capitalization of ~$800MM, and remained majority controlled by Apollo at IPO. Apollo had previously acquired UAPin an LBO

•

Morgan Stanley believes investors would evaluate a broad universe of distribution companies, including the comparables illustrated above, when considering the trading value of Retail as an independent public company, including companies distributing basic materials, such as chemicals and other commodities, along with industrial distributors

•	JANA initially disputed inclusion of comparables such as Brenntag and MSC proposed by Morgan Stanley, yet it has since put forward 2 nominees for the Agrium Board from Brenntag and MSC

Appendix A

History of Interactions with JANA

History of JANA Interactions

On May 31, JANA advised Agrium that it made a Hart-Scott-Rodino filing and that it held just under 5% of Agrium and intended to acquire more shares

– JANA also said that Agrium should spin off its Retail business (“Retail”) and that there was still time for its CEO “to be the hero”

In early June, Agrium retained Morgan Stanley to provide the Board and Agrium with an independent view on how Retail would trade as a separate public company

On July 11, Agrium management met with JANA in New York

– JANA said that its holdings were still below 5%

– JANA reviewed materials with respect to the spin off of Retail and what it believed were certain operating issues at Agrium

Since June, JANA has been actively promoting its views through communications with shareholders, research analysts, private equity firms and industry executives

History of JANA Interactions

(continued)

On August 2, Morgan Stanley presented its views to the independent directors of Agrium

On August 3, Agrium called JANA to advise them that the Board unanimously determined not to pursue a spin off of Retail

– Agrium offered to meet with JANA and a meeting was scheduled for August 15

On August 13, there were published press reports that JANA had accumulated ~4% of the shares of Agrium and proposed that Agrium spin off Retail

On August 14, Agrium announced that it would continue its integrated strategy and that the Board unanimously determined that a spin off of Retail would not be in the best interests of its shareholders

– Prior to reaching a decision, the Board spent over 2 months evaluating a spin off of Retail

– Board met with Morgan Stanley several times without management, including on August 2

History of JANA Interactions

(continued)

On August 15, Agrium and Morgan Stanley met with JANA in New York

Agrium made clear to JANA that the Board carefully considered JANA’s position that Agrium should spin off its Retail operations

Communicated that the Board unanimously determined that a spin off would not be in the best interests of the company or its shareholders

Morgan Stanley went through its view of the trading value of Retail as an independent public company

JANA did not dispute Morgan Stanley’s view on where Retail would trade nor did it dispute Morgan Stanley’s view of comparables the market would consider as references

Instead, JANA said that the trading value of Retail would be supported by the possibility of a bid from a private equity firm (“in the 8s”) to acquire Retail in a leveraged buyout

On August 20, Agrium filed an investor update presentation highlighting the process followed by and the advice given to its Board, along with the many flaws and errors in JANA’s valuation analysis

History of JANA Interactions

(continued)

On October 1, JANA presented an analysis at the Value Investing Congress in New York

While JANA claimed its ideas would create $50 of value, yet it provided virtually no details as its break-up valuation analysis was buried in a footnote

Agrium advised shareholders there was “nothing new” in the statements or presentation

On October 5, Agrium issued an investor update highlighting several flaws and errors in JANA’s operating analysis

During the week of October 15, JANA sold ~10% of its stake at ~$103 per share

On October 22, Mike Wilson called Barry Rosenstein of JANA to review the results of Agrium’s successful C$900 million tender offer and to ask JANA if it would like to update Agrium on its investment in Agrium along with its current thinking. JANA declined

On November 19, JANA proposed five director nominees including CEO Barry Rosenstein

In both its release and filing, JANA was careful to remove any reference to the $50 upside it touted only 7 weeks earlier

Appendix B

Agrium NAR versus UAP – Working Capital Metric Differences

CPS maintains a calendar month end close versus UAP’s last Sunday of the month close

UAP ran a 4-4-5 accounting period structure common for retail companies

The monthly close timing difference creates a meaningful difference in the average working capital metric

The timing difference allowed UAP to carry the payable for its Sunday close yet pay its supplier by month end

The table below indicates the basis point (bps) adjustment to consider if comparing the Avg. NWC / Sales across companies. For the last 12-months of UAP as a stand alone company, the benefit was 326 bps

UAP (1) 2006 2007 LTM Apr-08

Avg. Net Working Capital (NWC) (2) $427 $567 $595

Avg. NWC / Sales 15.0% 16.6% 15.2%

Avg. Accounts Payable (2) $869 $837 $845

Avg. NWC Metric Benefit from A.P. (3) $131 $126 $128

BPS Benefit to A.P. due to Sunday close 458 368 326

Source: Historical UAP Filings and UAP Company Data.

Source: Historical UAP Filings and UAP Company Data.

1. All data calculated on a fiscal year basis

2. Net working capital and average accounts payable represent a 12-month rolling average

3. Includes large product wire payments to crop protection and seed suppliers

•	JANA claims that Agrium has “excess” working capital that “cannot be justified”

•	JANA’s ideas amount to “just-in-time” product management, which is inconsistent with sound retail strategy for our business and the needs of our customers

•	Jana does not understand our Retail business and its views are based primarily on the business of UAP before we acquired it 5 years ago

•

JANA has proposed releasing over $700 million of working capital, but this does not factor in that Agrium Retail has been generating over 9% EBITDA margins in North America in recent years compared to approximately 6% for UAP when it was public

•	Every 1% change in EBITDA margin would result in approximately $100 million of increased EBITDA for Agrium Retail

•

Given Agrium’s long history in the industry and unique diversified structure, we have insights into both sides of the business. We use these insights to optimize working capital for the benefit of our shareholders

•	The level of working capital proposed by JANA would result in lower profits and would be value destructive

Retail Has a Very Different Business Mix Than UAP

When we acquired UAP over 5 years ago, UAP derived 67% of its revenue from crop protection / seeds (compared to 49% for Agrium North America Retail today) and only 30% of its revenue from fertilizer (compared to 47% for Agrium North America Retail today)

Fertilizer requires higher working capital levels than crop protection and seed

Our mix shift and investment in working capital has led to higher EBITDA margins than UAP

2007 LTM (1)

Sales Mix UAP Agrium NAR Agrium NAR

Fertilizer 30% 57% 47%

Crop Protection 53% 26% 37%

Seed 14% 9% 12%

Services and Other 3% 8% 4% (2)

Working Capital / Sales

(12-Month Average) 17% 18% 19%

EBITDA Margin % 5.9% 8.4% (3) 9.3% (3)

Source: Historical UAP Filings and Company Data, Agrium

1. 9/30/2012 LTM

2. Services and Other for 2011 also includes Merchandise

3. Excludes allocation of Corporate G&A

•	If we ran Retail on the same basis as UAP in 2007, it would destroy over $2.5Bn of shareholder value

Appendix C

JANA’s Flawed Cost and Expense Analysis

JANA’s Cost Ideas Remain Highly Unrealistic

JANA’s Flawed Ideas

1. Retail Expenses:

October 1, 2012: Cut ~$250 million of SG&A

January 23, 2013: Cut ~$200 million of SG&A

2. Corporate Expenses:

October 1, 2012: Cut ~$100 million of SG&A, or 80% of SG&A(1)

January 23, 2013: Cut ~$50 million of SG&A, or 40% of SG&A(1)

Facts

In 1H 2012, before JANA, an independent global consultancy concluded that Agrium’s G&A costs were in or near best quartile in all areas

Retail’s expense ratio of 72% is already in line with the median public distribution company

JANA’s target requires a 16% cash cost reduction

$55 million of 2011 Corporate SG&A was attributable to a one-time charge and the IFRS requirement to show depreciation and amortization in G&A

JANA has not provided any detailed support indicating the items that should be cut and how this can be done without destroying shareholder value

Corporate separations typically create dis-synergies that increase combined G&A expenses

1. Based on 2011A SG&A inclusive of accounting change and excluding one-time items

JANA’s SG&A Cuts Are Unsupportable and Would Destroy Value

• In 1H 2012, an independent global consultancy completed an evaluation of Agrium’s G&A functions and concluded that all functions were in or near top quartile in terms of cost efficiency

• In October, JANA proposed $100 million of SG&A cuts

Corporate G&A Leverage (Excluding Stock Based Compensation)

G&A ($US million)

IFRS Change to Accounting Australia One-Time Expenses (1)

2007 Inflation Increased Foreign SG&A Adjusted

Donations & Exchange Growth 2011

Social Rates

Responsibility

One-time Australia expenses comprised of severance, expenses related to sale of commodities division and other one-time expenses

•

On October 1, JANA presented highly flawed analysis that would require us to cut $100 million, or 80%, of our normalized SG&A. On January 23, 2013, JANA reduced this figure to $50 million, which would still represent almost half of our corporate G&A

•	Agrium’s Corporate G&A costs were $107 million in 2011 (after adjusting for one-time items)

–	2011 Corporate G&A included $40 million of one-time costs in Australia related to the acquisition of AWB in December 2010

•	$12 million for severance

•	$15 million for Corporate costs incurred for commodities business transition and resulting from the delay in the commodities sale

•	$13 million for other transition costs (e.g., salaries until severance, office costs before subleased IT costs until system conversions)

•	Under IFRS, we are required to show depreciation and amortization in G&A (corporate amount of $15 million)

•	Cutting between 40% to 80% of our SG&A would significantly impair our ability to manage our business